          As filed with the Securities and Exchange Commission on August 3, 2001
                                    Securities Act of 1933 File No. 333-________

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                              (Amendment No. ____)

                         ACHIEVEMENT TEC HOLDINGS, INC.
                 (Name of Small Business Issuer in its Charter)

                                    Delaware
         (State or other jurisdiction of incorporation or organization)

                                      8734
            (Primary Standard Industrial Classification Code Number)

                                   82-0290939
                      (I.R.S. Employer Identification No.)

                          2100 HIGHWAY 360, SUITE 400-B
                           GRAND PRAIRIE, TEXAS 75050
                                 (972) 641-5494
          (Address and telephone number of principal executive offices)

                          2100 HIGHWAY 360, SUITE 400-B
                           GRAND PRAIRIE, TEXAS 75050
(Address of principal place of business or intended principal place of business)

                           MILTON S. COTTER, PRESIDENT
                         ACHIEVEMENT TEC HOLDINGS, INC.
                          2100 HIGHWAY 360, SUITE 400-B
                           GRAND PRAIRIE, TEXAS 75050
                                 (972) 641-5494
            (Name, address and telephone number of agent for service)

                                   COPIES TO:
                         FREDERICK C. SUMMERS, III, P.C.
                         8235 DOUGLAS AVENUE, SUITE 1111
                                DALLAS, TX 75225
                                  214-750-0992

Approximate date of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _____________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _____________________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------
     Title of each                                Proposed maximum           Proposed
  class of securities        Amount to be        offering price per      maximum aggregate         Amount of
    to be registered        registered (1)           share (2)            offering price       registration fee
------------------------------------------------------------------------------------------------------------------
Common Stock,
$.001 par value           5,045,232 shares      $0.755                 $3,809,150.16           $952.29
------------------------------------------------------------------------------------------------------------------

(1) The shares of common stock being registered hereunder are being registered for resale by the selling shareholders named in the prospectus and consist of shares issuable to the selling shareholders upon conversion of outstanding debentures.

(2) Determined pursuant to Rule 457(c) under the Securities Act of 1933, as amended, on the basis of fluctuating market prices, solely for the purpose of calculating the registration fee, and is the average of the bid and ask prices reported on the OTC bulletin board for August 1, 2001.

(3) Pursuant to Rule 416, there are also being registered such additional shares of common stock as may be issuable pursuant to the anti-dilution provisions of the debentures.

----------

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

  THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY
    NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE
        SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IF NOT PERMITTED.

       SUBJECT TO COMPLETION, PRELIMINARY PROSPECTUS DATED AUGUST 3, 2001

                         ACHIEVEMENT TEC HOLDINGS, INC.
                                5,045,232 SHARES
                                  COMMON STOCK

                  --------------------------------------------

This prospectus relates to the proposed sale of shares of common stock of Achievement Tec Holdings, Inc. that may be issued to and sold by certain selling stockholders upon conversion of outstanding debentures. We will not receive any proceeds from the sale of the shares by the selling stockholders.

The selling stockholders may, from time to time, offer their shares of common stock through public or private transactions at prevailing market prices or privately negotiated transactions.

Achievement Tec is a Delaware corporation and its principal executive offices are located at 2100 N. Highway 360, Suite 400B, Grand Prairie, TX 75050, telephone number 972-641-5494. Our common stock is quoted on the OTC bulletin board under the symbol "ACHT.OB." On _____________, 2001, the closing price for our common stock was $_____ per share.

                  --------------------------------------------

SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS FOR VARIOUS RISKS YOU
      SHOULD CONSIDER BEFORE YOU PURCHASE ANY SHARES OF OUR COMMON STOCK.

                  --------------------------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS
  PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                  --------------------------------------------

                The date of this Prospectus is ___________, 2001.

                                TABLE OF CONTENTS

                                                                       PAGE
Risk Factors                                                           3
Forward-Looking Statements                                             6
Use of Proceeds                                                        6
Price Range of Common Stock and Dividend Policy                        6
Management's Discussion and Analysis of Financial Condition and
  Results of Operations                                                7
Business                                                               13
Management                                                             18
Executive Compensation                                                 19
Certain Transactions                                                   20
Principal Stockholders                                                 23
Description of Securities                                              24
Selling Stockholders                                                   26
Plan of Distribution                                                   27
Changes in and Disagreements with Accountants on Accounting and
  Financial Disclosure                                                 28
Transfer Agent and Registrar                                           28
Legal Matters                                                          28
Experts                                                                29
Where You Can Find More Information                                    29
Indemnification                                                        29

                                  RISK FACTORS

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE BUYING SHARES IN THIS OFFERING. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE MATERIALLY AND ADVERSELY AFFECTED, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

                   PURCHASING OUR COMMON STOCK MAY EXPOSE YOU
                 TO THE FOLLOWING RISKS INHERENT IN OUR BUSINESS

LIMITED OPERATING HISTORY

We began in the mining business in 1967, which activities ceased prior to 1984. Our employer solution subsidiaries commenced operations in early 1997. In 1998, Achievement Tec, Inc., which became a subsidiary of Achievement Tec Holdings, Inc. in November 2000, began to develop the software products it markets as employment assessment solutions. As a result, we have only a limited operating history upon which you may evaluate our business and prospects. In addition, you must consider our prospects in light of the risks and uncertainties encountered by companies in an early stage of development in new and rapidly evolving markets.

WE HAVE A HISTORY OF LOSSES

We have incurred losses in our business operation since inception. Achievement Tec, Inc. incurred losses of $23,719 on revenues of $1,148,814 in 1998. In 1999, Achievement Tec, Inc. began development of the Internet based assessment solutions it now markets and lost $34,884 on revenues of $1,109,899. In 2000, on a proforma basis with acquisitions effective January 1, 2001, revenues were $3,830,083. The operating profit for the year, on a proforma basis and excluding charges of $383,024 related to product development and $51,436 related to merger costs, was approximately $247,000.

Consequently, we have an operating loss carry-forward. Management is consolidating operations among the subsidiaries and implementing cost cutting measures to improve profitability. However, there may be additional losses incurred in 2001. Management cannot be certain when the company will become profitable. An investor must consider this prospectus relative to the risks and uncertainties encountered by companies in an early stage of development. Failure to achieve and maintain profitability may adversely affect the market price of our common stock.

NEED FOR ADDITIONAL FINANCING

At March 31, 2001 we had cash and cash equivalents of approximately $34,092 and a negative working capital of approximately $1,701,427. Management has implemented cost reduction measures, but the Company may need additional financing in order to continue as a viable entity. We cannot assure you that additional financing will be available when needed on acceptable terms, if at all.

OUR BUSINESS DEPENDS ON A FEW KEY INDIVIDUALS AND MAY BE NEGATIVELY AFFECTED IF WE ARE UNABLE TO KEEP OUR KEY PERSONNEL

Our future success depends in large part on the skills, experience and efforts of our key management personnel. The loss of the continued services of any of these individuals could have a very significant negative effect on our business. In particular, we rely upon the experience of Milton Cotter, our chief executive officer/president. We currently maintain a policy of key man life insurance on Milton Cotter.

WE MADE CASH COMMITMENTS IN CONNECTION WITH OUR RECENT ACQUISTIONS, WHICH MAY MAKE IT MORE DIFFICULT FOR US TO RAISE PRIVATE CAPITAL

In the event of the completion of a private placement, the Company has contingent cash obligations in connection with the acquisitions of Personnel Profiles, Inc. and L+R Moran, Inc. in the total amount of $1,450,000, payable immediately at the option of the sellers in the amount of $125,000 upon completion of a private offering in the amount of $1,000,000, $1,200,000 upon completion of a private offering in the amount of $2,000,000, and $1,450,000 upon completion of a private offering in the amount of $4,000,000.

WE NEED TO MAINTAIN A CURRENT PROSPECTUS

We must maintain a current prospectus in order for the selling stockholders to sell the shares of our common stock to which this prospectus relates. In the event that we are unable to maintain a current prospectus due to lack of sufficient financial resources or for other reasons, the selling stockholders may be unable to resell their shares of our common stock in any public market.

                PURCHASERS OF OUR COMMON STOCK ARE SUBJECT TO THE
        FOLLOWING RISKS ASSOCIATED WITH THE EMPLOYMENT SERVICES INDUSTRY

RECESSION/WEAK ECONOMY

During periods of weak economic growth or recession, the demand for employment services shrinks as companies suspend hiring and eliminate jobs. As the demand for employees to fill jobs slows, the demand for screening services to assist in selecting the candidates to fill those jobs slows as well. Additionally, the current economic conditions have resulted in higher unemployment and less demand for the services we provide to our target markets. As demands for the services we provide decreases, our revenues may be negatively impacted.

TIGHT LABOR MARKET

During periods of extreme economic growth, there are generally more jobs available than candidates to fill them. This condition is known as a tight labor market. A tight labor market can adversely affect the demand for employment services. With fewer candidates available to hire, companies generally will not commit resources to screen out the few candidates they are able to attract. This may have a negative impact on our revenues.

PRODUCTIVITY INCREASES/DOWNSIZING

As technological advances continue to increase, the productivity of employees increases. With each individual employee working at peak efficiency, fewer employees are needed. Unless economic growth provides additional demand for a larger work force, companies will continue to downsize. Downsizing reduces the demand for employment services, and thus has a potential negative impact on our revenues.

CHANGES IN GOVERNMENT REGULATIONS

Currently, there are numerous federal and state laws and regulations governing the employment practices of companies and the means by which employers may utilize outside services to meet their employment needs. These regulations directly impact our ability to provide the services and to generate revenues. Any material change to these laws and regulations may adversely impact one or more of the services we currently provide.

                PURCHASERS OF OUR COMMON STOCK ARE SUBJECT TO THE
                FOLLOWING RISKS ASSOCIATED WITH OUR COMMON STOCK

WE MAY NEED TO ISSUE ADDITIONAL SHARES OF OUR COMMON STOCK IN THE FUTURE TO OBTAIN NECESSARY CAPITAL

In order to raise necessary capital in the future, we may issue additional shares of our common stock to the general public. Should we issue any additional shares, no investor will have any preemptive right to acquire additional shares of our common stock or any other securities of Achievement Tec. Therefore, as a result of the issuance of additional shares, each investor's ownership interest in Achievement Tec would be proportionally reduced.

OUR BOARD OF DIRECTORS CAN ISSUE PREFERRED STOCK WITHOUT STOCKHOLDER CONSENT AND DILUTE OR OTHERWISE SIGNIFICANTLY AFFECT THE RIGHTS OF EXISTING STOCKHOLDERS

Our certificate of incorporation provides that preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to determine the rights, preferences, privileges and restrictions granted to and imposed upon any unissued series of preferred stock and the designation of any such shares, without any vote or action by our stockholders. The board of directors may authorize and issue preferred stock with voting power or other rights that could adversely affect the voting power or other rights of the holders of common stock. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control, because the terms of preferred stock that might be issued could potentially prohibit the consummation of any merger, reorganization, sale of substantially all of our assets, liquidation or other extraordinary corporate transaction without the approval of the holders of the outstanding shares of the preferred stock.

YOU MAY NOT BE ABLE TO SELL YOUR STOCK, OR MAY BE FORCED TO SELL AT REDUCED PRICES, BECAUSE THE MARKET FOR OUR COMMON STOCK IS VERY VOLATILE

Our common stock is presently quoted on the OTC bulletin board. The market price of the shares of our common stock is likely to be highly volatile and may be significantly affected by factors such as fluctuations in our operating results, announcements of technological innovations or new products and/or services by us or our competitors, governmental regulatory action, developments with respect to patents or proprietary rights and general market conditions.

YOU MAY NOT BE ABLE TO SELL YOUR SHARES BECAUSE OF THE PENNY-STOCK RULES

The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. The Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to a few exceptions. Such exceptions include any equity security listed on NASDAQ and any equity security issued by an issuer that has

      --net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years.

      --net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or

      --average annual revenue of at least $6,000,000, if such issuer has been in continuous operation for less than three years.

Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

HOLDERS OF, AND INVESTORS IN, OUR COMMON STOCK MAY EXPERIENCE SUBSTANTIAL DILUTION BECAUSE WE COULD BE OBLIGATED TO ISSUE ADDITIONAL SHARES IN CONNECTION WITH PREVIOUSLY COMPLETED ACQUISITIONS AND OPTION GRANTS.

We are required to issue additional shares of common stock to the previous owners of companies and businesses that we have acquired as of January 2001 as part of the purchase prices of such businesses. The definitive agreements relating to these acquisitions require us to issue shares in installments and, where cash is required to be paid, allow the previous owners to convert the cash to an equivalent number of shares. We have reserved 2,500,000 shares of common stock for issuance in connection with these acquisitions. This could cause holders of our common stock to experience substantial dilution. In addition, we have reserved 3,000,000 shares for stock options granted and 500,000 shares for employee and board stock options that may be granted in the future, which could cause our stockholders to experience further dilution upon exercise.

INVESTORS SHOULD NOT PURCHASE OUR COMMON STOCK WITH THE EXPECTATION OF RECEIVING CASH DIVIDENDS.

We currently intend to retain any future earnings to fund operations and, as a result, do not expect to pay any cash dividends in the foreseeable future.

                           FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus and the documents incorporated herein by reference constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," or "continue," or the negative of these terms or other comparable terminology. The forward-looking statements contained or incorporated by reference in this prospectus involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, level of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements. These factors include those listed under "Risk Factors" and elsewhere in this prospectus and the documents incorporated herein by reference.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on these forward-looking statements.

                                 USE OF PROCEEDS

All shares of common stock being offered hereby will be sold by the selling stockholders for their own account. We will not receive any proceeds from such sales.

                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

As of the date of this prospectus, our common stock is quoted on the OTC bulletin board under the symbol "ACHT.OB" The common stock commenced trading on the Bulletin Board on November 29, 2000.

The market price of our common stock may be subject to significant fluctuations in response to numerous factors, including: variations in our annual or quarterly financial results or those of our competitors; conditions in the economy in general or in the software and other technology industries; announcements of key developments by competitors; loss of key personnel; unfavorable publicity affecting our industry or us; adverse legal events affecting us; and sales of our common stock by existing stockholders.

The following table sets forth the range of the high and low bid information for Achievement Tec's common stock for each quarterly periods shown.

Fiscal Period                       High             Low
-------------                       --------         ------
1999
First Quarter                       NA               NA
Second Quarter                      NA               NA
Third Quarter                       NA               NA
Fourth Quarter                      NA               NA
2000
First Quarter                       NA               NA
Second Quarter                      NA               NA
Third Quarter                       NA               NA
Fourth Quarter                      $3.50            $2.50
2001
First Quarter                       $3.50            $2.00
Second Quarter                      $3.50            $1.05

The OTC bulletin board quotations represent inter-dealer prices, without retail mark-ups, mark-downs, or commissions. The quotations may not represent actual transactions. The closing price of Achievement Tec's common stock on _____________, 2001 was $______.

From time to time, the stock market experiences significant price and volume fluctuations, which may affect the market price of our common stock for reasons unrelated to our performance. Recently, such volatility has particularly impacted the stock prices of publicly traded technology companies. In the past, securities class action litigation has been initiated against companies following periods of volatility in the market price of the companies' securities. If similar litigation were instituted against us, it could result in substantial costs and a diversion of our management's attention and resources, which could have an adverse effect on our business.

As of August 1, 2001, 9,753,373 shares of common stock and no shares of preferred stock were issued and outstanding. In addition to the issued and outstanding shares, on such date 3,000,000 shares were reserved for stock options granted, 500,000 shares were reserved for employee and board stock options that may be granted in the future, 2,500,000 shares were reserved for issuance in connection with three acquisitions that had been consummated as of January 1, 2001, and 5,045,232 shares were reserved for issuance upon the conversion of Achievement Tec's 10% Secured Convertible Debentures.

We have not paid or declared any dividends with respect to our common stock, nor do we anticipate paying any cash dividends or other distributions on our common stock in the foreseeable future. Any future dividends will be declared at the discretion of our board of directors and will depend, among other things, on our earnings, if any, our financial requirements for future operations and growth, and such other facts as we may deem appropriate.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

The following information should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this Prospectus.

In as much as Achievement Tec Holdings, Inc. was a development stage company with no operations or revenue from 1984 through November 14, 2000, all discussions of financial condition and operations will concern those of Achievement Tec, Inc. with which Achievement Tec Holdings, Inc., formerly known as Silver Ramona Mining, Inc., completed a reverse merger on November 14, 2000.

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2001

The first quarter of 2001 saw the Company complete the acquisitions of Career Direction, Inc., which operates as the job fair operation of the Company, and Personnel Profiles, Inc., which operates as the wholesale independent consultant operation of the Company. Additionally the Company purchased substantially all of the assets of L&R Moran, Inc, which operates the background check operation of the Company. The financial results of the first quarter reflect the consolidated operations of the Company and the three acquisitions.

Once the acquisitions were completed, management decided against immediate cost reductions which could have made the Company profitable in the first quarter. Such a decision would have necessitated not consolidating the accounting of the four operations. Management felt that immediate consolidation was more prudent in the near term and decided to expand the services of the four operations rather than focus on cutting costs. Investments were made to develop and introduce a recruiting and placement operation, additional marketing support in the Company's home market, Dallas, deployment of a web-based background check service, and expansion of the Company's job fair operation into West-Coast markets. Management recognized that these investments would negatively impact earnings during the first quarter, especially when incurred in conjunction with an economic downturn. Nevertheless, management believed the investments were necessary to better position the company to grow revenues and reach earnings goals by the third and fourth quarters of 2001.

The operations of the Company show declining revenues in the first quarter of 2001 relative to the period in the prior year. The slowing economy had a dramatic impact on the first quarter financial results. Going into the first quarter, management felt that the slowing economy would result in a loosening of the labor market. A labor market experiencing a greater supply of workers benefits the company in that employers are more willing to commit resources to applicant screening systems when the labor pool is large enough to justify the expenditure. However, the economy slowed at such a dramatic pace that many employers began to layoff workers and the demand for applicant screening systems declined rapidly. Thus, revenues for the first quarter were sharply lower relative to the same quarter in fiscal year 2000, and below company expectations. Management does believe however, that its assessment of the labor market going into the first quarter will ultimately be correct. Management believes a point of balance will be reached in the labor market whereby labor supply and demand will equalize and the need for applicant screening systems will increase. Management believes that this point of balance will begin to be realized somewhat in the second quarter, with a stronger economy and higher labor demand becoming much more evident in the third and fourth quarters of 2001.

In addition to the declining revenues, the company's expenditures were considerably higher in the first quarter of 2001. The lower revenue and increased costs resulted in a net loss in the first quarter of $195,743, including $69,473 in depreciation and amortization largely associated with the acquisitions. Increased expenditures in the first quarter were largely due to increased labor costs. The Company increased its number of employees to support its growth plan in the career fairs segment of its business. Additional employees were added in the technical support areas to assist the company in the effort to coordinate the needs of the company and its three acquisitions in terms of computer networking and software integration. Further staff was added to provide the support needed in the administrative functions of the company, to start-up the Company's recruiting and placement and background check operations, and to additional marketing support.

While the labor costs are a recurring expenditure, there were several expenses incurred in the first quarter which were non-recurring or will have a less significant impact on earnings in the future. The Company incurred $48,118 in professional fees in the first quarter related to the finalization of the merger with Achievement Tec, Inc. and audit fees for the review of the financial condition of Personnel Profiles, Inc., L & R Moran, Inc. and Career Direction, Inc. which were acquired by the company effective January 1, 2001. It is anticipated that these acquisitions will be merged into Achievement Tec, Inc. during fiscal year 2001 eliminating the need for ongoing audits of the acquisitions as independent entities. Thus the costs for the audits of the acquisitions as independent operations are non-recurring as are the costs associated with the finalization of the merger. However, management is considering other acquisitions, which, if completed, would likely require similar expenditures for professional fees.

In the first quarter, the job fair operation began a market introduction into the West Coast markets of the job fairs produced by the company. Management estimates that approximately $ 43,100 was spent in introducing the company and the services it offers into these new markets. This figure includes expenses for advertising the career fairs, expenses for the hotel suites and labor needed to produce the fairs. As an introductory operation, the west coast job fairs lost money. However, management believes that they can reach a break-even point in the second quarter and profitability by the third quarter of 2001.

Administrative costs associated with integrating the accounting functions of Achievement Tec, Inc. with Career Direction, Inc., L & R Moran, Inc. and Personnel Profiles, Inc. amounted to approximately $32,000. These costs include the staff, software and hardware need to fully centralize and integrate the accounting functions of four operations. While these costs are largely recurring, certain efficiencies will be realized reducing their impact in the future.

Other costs associated with expanding or starting new operations include $35,000 associated with the introduction of the recruiting and placement operation of the company. This figure represents the costs associated with two recruiters hired. This operation began operations in April 2001 and is expected to break even in the second quarter.

Other new operations begun in the first quarter include an operation to recruit independent consultants to represent the applicant screening products offered by the company. The costs to start up this operation were approximately $ 8,500. Another new area of operation which began in the first quarter is the background screening operation. Expenditures in the first quarter to start this operation totaled $27,000.

Approximately 60% of these expenditures are recurring, but the increased revenues generated by these operations will lessen their impact on future earnings. Approximately $12,500 was expensed in the first quarter relative to the hiring and training of a sales representative to market applicant screening services to companies in the Dallas market.

An additional expense in the first quarter which will be non-recurring amounted to $18,000 in ancillary advertising costs incurred in the production of career fairs. In the first quarter, management made the decision to place all advertising necessary to produce career fairs directly rather than using an advertising agency. It is anticipated that this decision will result in a 15% discount in advertising costs related to career fairs.

In the first quarter, management believes the Company incurred a total of $223,118 in expenses which were non-recurring or allocated to starting new operations. Excluding these charges, the Company had a profit in the first quarter of $27,375.

INDIVIDUAL OPERATIONS

JOB FAIR OPERATION. The revenues for the Company's job fairs conducted by the Career Direction operation were 24% higher in the first quarter of 2001 relative to the same period one year ago. This increase is largely due to new market introductions, increases in the client database and a greater focus on sales goals. Advertising expenses for this operation declined in the first quarter by 8.6% relative to the same period in 2000. The company had contracted with an advertising agency for the placement of ads in the markets in which it produced career fairs. In the first quarter, management instituted a program whereby the company would place advertising directly, eliminating the fees associated with the advertising agency. Management estimates that advertising expenses will be reduced by approximately 15% as a result.

Other expenses for this operation increased an average of 2.2% in the first quarter as compared to the first quarter 2000. Labor costs were substantially higher in the first quarter of 2001 verses the same period a year earlier. The increase was largely due to an increase in the number of employees needed to service career fairs which were being introduced into new markets as well as an increase in the total number of fairs being produced.

Discounts were offered to employers who subscribed to multiple job fairs. While discounts are effective in enticing clients to subscribe to multiple fairs, management believes that lowering the discount will not adversely affect career fair subscriptions while increasing revenues. Looking forward, management believes that continued cost control measures will allow this operation to significantly impact the company's consolidated results. Additional acquisitions are also being considered to increase revenues for the job fair operations.

BACKGROUND CHECK OPERATION. Revenues for the Company's background checking operations were 23% lower in the first quarter of this year relative to the same period in 2000. This decrease is due predominately to the economic downturn. Many of the operation's clients reported that they were trying to control their financial results through cost control. Thus hiring had ceased and demand for the operation's applicant screening systems decreased. The depth of the economic downturn was particularly noticeable in the background check and drug screening operations. Most companies invest in these services regardless of economic trends, but demand for these services has been soft as well.

Like the job fair operation, the background check operation's increased staff placed a large burden on the operation's revenues. Preparations for new marketing campaigns increased the labor expense in the first quarter over the same period a year earlier. Management estimates that this investment in staff will begin to generate additional revenues by the end of the second quarter.

WHOLESALE INDEPENDENT CONSULTANT OPERATION. Revenues for the first quarter were approximately 20% higher than those of the same period one year ago. Operating income for the quarter was approximately $ 10,000 verses a $ 37,000 loss during the first quarter of 2001. The revenue and income growth can be attributed to the operation's ability to focus on delivering applicant screening systems to large corporate clients ad the recruitment of new independent consultants to represent the company's products in other markets. New representatives were recruited in Florida, Oklahoma and Michigan.

Second quarter revenues for the operation look strong. A contract is pending with a new operation of a large manufacturer in the automobile industry, and new business with two new large corporate prospects looks very promising. The operation plans to continue to emphasize independent consultant recruiting in the second, third and fourth quarters. However, revenues from these new representatives tend to lag the recruiting process by approximately two quarters. Thus, significant increases in revenues from the recruiting effort will not be realized until fiscal year 2002.

DIRECT CLIENT SALES OPERATION. Revenues for Achievement Tec, Inc. were approximately 40% less in the first quarter of 2001 verses the same period one year earlier. As mentioned previously, the economic slowdown is the primary reason for decreased revenues as many of the operation's clients suspended hiring and demand for applicant screening systems diminished. However, some of the operation's clients were transferred to the Background Check operation to better integrate administrative functions and provide better service for the clients. This transfer represents approximately 9% of the 40% decline in revenues for the period. Additionally, as the primary source of administrative functions for the company, many of the operation's resources were focused on developing and implementing a long-term growth plan for the company, including the acquisition and integration of the job fair operation, the wholesale independent consultant operation and the background check operation. The Direct Client Sales operation's clients have indicated that their need for the applicant screening systems offered by the operation will likely increase as the fiscal year progresses. Based upon this information, management believes that the revenues for the operation will increase in the second quarter. Nevertheless, as the principal administrative function of the company, Achievement Tec, Inc. will continue to have expenses that exceed revenues. The operation incurred an increase in labor costs of approximately 10% in the first quarter of 2001 verses the same period in 2000. This increase is the result of staff needed for the integration of the accounting and administrative functions of Achievement Tec, Inc. and the company's three acquisitions. As discussed previously, professional fees have represented a large burden for the company and Achievement Tec, Inc. has born the vast majority of that burden. Approximately 20% of the operation's revenues were allocated to professional fees in the first quarter. A plan has been implemented whereby the other operations of the company will contribute a percentage of their revenues to supplement those needed to cover the administrative burden incurred by Achievement Tec, Inc.

FISCAL 1999-2000

The operations of Achievement Tec, Inc. showed nominal revenue growth in fiscal year 2000 over fiscal year 1999. Management of Achievement Tec, Inc. was focused on completing certain product development projects which would position the company to better implement its marketing plans for fiscal year 2001. Specifically, Achievement Tec, Inc. completed development work related to the following websites:

                  www.virtualhrcenter.com
                  www.virtualhrcenter.com/wf
                  www.careerdirection.com
                  www.mycareerdirection.com

The development of these websites and the associated software necessary for their operation required significant investments in labor and capital resources. The capital funding for these investments was provided through the sale of preferred stock in Achievement Tec, Inc. in fiscal years 1999 and 2000, but prior to the merger with Achievement Tec Holdings, Inc. The revenues generated by Achievement Tec, Inc.'s operations were derived from providing its existing assessment technology to current clients. No significant marketing efforts were undertaken during fiscal years 1999 and 2000 while Achievement Tec, Inc. completed its product development work. Cash flow from operations and the sale of preferred stock provided the cash needed to fund operations and the product development.

Expenditures in fiscal year 2000 were dramatically higher than in fiscal year 1999, largely due to increased labor costs. Achievement Tec, Inc. increased its number of employees to assist in the completion of the product development work and to establish the plans to market to the Workforce Development and Worker Education systems in New York City. These increases are reflected in the 38% increase in salary and employee benefit costs. Other significant increases in expenditures in fiscal year 2000 as compared to fiscal year 1999 are reflected in the Travel and Rent expense items of the income statement. Significant costs were incurred for travel to New York City for the purposes of completing the merger between Achievement Tec, Inc. and the Company, as well as establishing the agreements with the Consortium for Worker Education in New York City. Additionally, with significant investment in New York City necessary both in terms of capital acquisition and marketing, management deemed it prudent to lease office space in New York City. Thus, rent expenditures increased 31% in fiscal year 2000 over fiscal year 1999.

The 62% increase in general and administrative expenses largely reflects increases in overhead and ancillary items related to the increase in the number of employees, and a greater delineation of costs which heretofore had been classified as product costs.

In fiscal year 2000, management emphasized product development goals. Thus revenue growth was nominal while expenditures increased. The resulting net loss for the year is largely attributable to management's decision to utilize investment capital to fund product development. Before a charge against earnings for product development amounting to $383,024 for fiscal year 2000, income before income taxes was $136,777.

LIQUIDITY AND CAPITAL RESOURCES

The Statement of Cash Flows for the two fiscal years ending December 31, 1999 and 2000 reflect that Achievement Tec, Inc. obtained sufficient financing and investment capital to meet its cash needs. Achievement Tec, Inc. anticipates that, through a combination of capital investment and limited debt financing, it will be able to meet all of its cash requirements through December 31, 2001.

Achievement Tec, Inc.'s accounts receivable balance at December 31, 2000 was substantially higher than at December 31, 1999. The increase is primarily attributable to a $60,000 commitment from the Consortium for Worker Education for New York City as well as other clients utilizing Achievement Tec, Inc.'s existing services. While the receivable due from the Consortium for Worker Education does represent a significant percentage of the total receivables due, it is management's belief that none the accounts receivable represent a collection risk. Nevertheless, a reserve for doubtful accounts has been established in the amount of $17,500.

Other assets on the balance sheet at the end of fiscal year 2000 which changed materially from the end of fiscal year 1999 include debt issue costs and intangible assets. The debt issue costs of $28,544 are associated with commissions paid against the investment capital received by Achievement Tec, Inc. prior to the merger with the Company. The intangible asset of $16,501 represents a copyright acquired by Achievement Tec, Inc. prior to the merger. Achievement Tec, Inc. has a licensing agreement with the holder of the copyright whereby royalties were paid by Achievement Tec, Inc. for use of the copyrighted material in its websites. The potential royalty stream to the copyright holder was indefinite. Achievement Tec, Inc. acquired the copyright to eliminate the effects of the royalty stream on future expenses and cash flow.

The Current Notes Payable increase is primarily attributable to a $100,000 debenture issued by Achievement Tec, Inc. prior to the merger with the Company. This debenture is convertible to the common stock of the Company.

The change in Stockholders Equity at December 31, 2000 relative to December 31, 1999 reflects the results of the merger of Achievement Tec, Inc. and the Company. In connection with this merger, the stockholders of Achievement Tec, Inc. received 7,014,448 shares of the Company's common stock.

In the event of the completion of a private placement, the Company has contingent cash obligations in connection with the acquisitions of Career Direction, Inc., Personnel Profiles, Inc., and L+R Moran, Inc. in the total amount of $2,500,000, payable immediately at the option of the sellers in the amount of $125,000 upon completion of a private offering in the amount of $1,000,000, $1,450,000 upon completion of a private offering in the amount of $2,000,000, and $1,700,000 upon completion of a private offering in the amount of $4,000,000.

ISSUANCE OF OUR 10% SECURED CONVERTIBLE DEBENTURES

As of June 29, 2001, we issued to the Selling Stockholders an aggregate principal amount of $1,192,949.09 of 10% Secured Convertible Debentures, due twenty-four months from issuance (the "Debentures"). The Debentures are convertible into shares of Achievement Tec's common stock (as described under the heading "DESCRIPTION OF SECURITIES--DEBENTURES"), and this Prospectus relates to the sale of the shares of our common stock issuable upon the conversion of the Debentures. Interest on the Debentures is payable upon conversion of the Debentures, and is payable at our option in shares of common stock (calculated at the conversion rate) or cash. As consideration for the purchase of the Debentures, the Selling Stockholders (i) paid $250,000; (ii) exchanged convertible debentures of Achievement Tec in the aggregate principal amount of $105,019.18; and (iii) exchanged 586,375 shares of common stock. In addition, the Selling Stockholders agreed to purchase an additional $250,000 of Debentures, to be paid on the second trading day after the effective date of a registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), covering all shares of common stock into which the Debentures are convertible. The Debentures are secured by a Security Agreement pursuant to which Achievement Tec and its subsidiaries granted to the Selling Stockholders a second priority security interest in their assets, and an Intellectual Property Security Agreement pursuant to which Achievement Tec and its subsidiaries granted to the Selling Stockholders a second priority security interest in their intellectual property assets.

LOOKING FORWARD

Even though the general economic conditions reflect a slowing economy, a slower economy actually benefits Achievement Tec. The tight labor market of the last several years has adversely affected Achievement Tec. With fewer candidates to select from for job openings, assessment revenues declined. Now that the economy is slowing, the labor market should loosen providing greater applicant flow and, subsequently, greater revenues from assessments, background checks and drug screens. In addition, there will be more candidates attending career fairs and more candidates available for job placements. Further, with Achievement Tec's entry into testing people for direction to jobs in New York City and Tarrant County, Texas, this additional revenue will increase when companies are downsizing or the job market is soft, since Achievement Tec, Inc. is paid for each person that is tested in any particular market and for counselors' use in helping them find another job. This system, which is being developed and enlarged by Achievement Tec, is anticipated to have other applications in cities of all sizes across America. It could well become a total revenue producer all of its own and can be initially viewed at www.nycjobs.org. in addition, the system as it is used by Tarrant County, Texas, can be viewed at www.virtualhrcenter.com/wf. these different operating systems are being integrated into one system to be operative in all cities as www.nycjobs.org., with this model created to be sold to other cities across America to utilize, as well.

                                    BUSINESS

OVERVIEW

ACHIEVEMENT TEC'S OBJECTIVE

To become the premier provider of web-based and in-person (through its job fairs) EMPLOYMENT APPLICANT ATTRACTION AND APPLICANT SCREENING SOLUTIONS to employers across the U.S., Canada and Workforce offices in major U. S. cities.

TECHNOLOGY DEVELOPMENT MAKES ACHIEVEMENT TEC UNIQUE

During the past decade, enormous growth has occurred in the number of computers in use around the world, as well as the number of Internet users. With increased computers in use around the world, the number of Internet Users Per Capita also increases. Growth in the number of both business and individual PC users, as well as Internet usage, means Achievement Tec's applicant attraction and screening products and services available through the web will and are becoming constantly more in demand by employers.

Consequently, Achievement Tec's services via the web for employers in their applicant attraction and screening process and individuals in their quest for career direction and personal development plans are facilitated through PC and internet usage growth by both employers and individuals.

HISTORY

Achievement Tec Holdings, Inc. (the "Company"), formerly known as Silver Ramona Mining, Inc., was organized on May 25, 1967 under the laws of the State of Idaho, having the stated purpose of engaging in the mining business and activities related to the conduct of such a business. The Company was formed with the contemplated purpose of engaging in investment and business development related to mineral research and exploration. All of these activities ceased prior to 1984.

On February 28, 2000 the stockholders voted to relocate the domicile of incorporation of the Company from the State of Idaho to the State of Delaware, to effect a reverse stock split of the Company's issued and outstanding common stock on a one (1) share for 3.815968 shares basis and to amend the Company's Certificate of Incorporation and change the authorized capitalization to 50,000,000 shares of common stock and 10,000,000 shares of preferred stock.

As of May 9, 2000, the Company, its wholly-owned subsidiary, Achievement Tec Acquisition Corporation, a Delaware corporation ("Acquisition"), and Achievement Tec, Inc., a Texas corporation, entered into an Agreement and Plan of Merger, subsequently amended by a certain Addendum to Agreement and Plan of Merger, dated as of July 1, 2000, among the Company, Acquisition and Achievement Tec, Inc. (as amended, the "Merger Agreement"). Pursuant to the Merger Agreement, effective November 14, 2000, Acquisition merged with and into Achievement Tec, Inc. pursuant to the law of the States of Delaware and Texas, with Achievement Tec, Inc. being the surviving corporation (the "Merger"). Pursuant to the Merger Agreement, the pre-Merger holders of capital stock of Achievement Tec, Inc. received an aggregate of 7,014,448 shares of common stock of the Company, representing 70% of the outstanding common stock of the Company immediately following such issuance.

Effective July 5, 2001, we changed our name from Silver Ramona Mining, Inc. to Achievement Tec Holdings, Inc.

Achievement Tec's Internet address is www.achievementtec.com. Information contained in our Internet site does not constitute part of this prospectus. Our address is 2100 N. Highway 360, Suite 400B Grand Prairie, TX 75050, telephone number 972-641-5494, facsimile number 972-641-5647, and e-mail mcotter@achievementtec.com.

ACHIEVEMENT TEC TODAY

The Company completed three acquisitions as of January 1, 2001. On a proforma basis for 2001, the combined operations of Personnel Profiles, Inc., Career Direction, Inc., L&R Moran, Inc., and Achievement Tec, Inc., resulted in revenues of approximately $3.8 million in 2000. Operating profit was approx. $247,000.00 before one time charges of $383,024.00 for product development and $51,436.00 for merger related legal and accounting costs.

First quarter 2001 sales were approx. $1 million with non-recurring expenses due to starting new segments of the company in the placement and background verification business of $223,118.00. Excluding these costs, the Company had a profit in the first quarter of $27,375.00.

Achievement Tec operates two divisions:

I.    THE JOB FAIR DIVISION

      Achievement Tec's Career Direction Division (www.careerdirection.com) operates job fairs encompassing twelve management positions in the multi-unit restaurant industry. The company conducts 4-5 job fairs in cities across the nation weekly at an average price per employer of $1,325 to attend the two-day job fair and interview candidates who come looking for jobs as a result of the company's local newspaper ads to promote the job fair.

      Current Career Direction job fair employer clients include Red Lobster, TGI Friday's, Wendy's International, Aramark, Bennigan's, Boston Market, Dave and Busters, Jason's Deli, Luby's Cafeterias, Steak and Ale, Tricon Global Restaurants, On the Border, Whataburger, and others.

      Currently, Achievement Tec conducts approx. 65% of the job fairs in this market with $1.2 million in 2000 sales. The Company is currently working to expand its current restaurant job fairs to include job fairs for the hospitality industry, which will then include hotel and motel employers, as well as to broaden its market potential and number of employers who are sold "tickets" to attend and interview candidates, thus raising revenues for existing job fairs.

II.   THE EMPLOYER APPLICANT SCREENING DIVISION

      This division of Achievement Tec's business (operated through www.virtualhrcenter.com) on a 2000 proforma basis contributed $2.6 million to sales. This business entails:

            Taking and screening applications online
            Employee selection assessments
            Online learning assessments
            Sale of professional development books

      This segment of the business is projected to provide applicant screening in a fee-for-use basis and feed off the job fair business providing applicants to employers.

      Current applicant screening clients include Aon, Toyota, Time Warner Cable, McGraw-Hill, Marconi, Cendant Corporation, Alliant Food Service, Ashland Chemical, Avis, Brinks Home Security, Welcome Wagon, CitiTravel, Haverty's, ACE-America's Cash Express, American Bank, American Fidelity Life, IKON, Cameron Ashley, Darr Equipment, Dresser Industries, Gemological Institute of America, Gold Kist, InfoCision, L. D. Brinkman, University of Phoenix and others.

The Company intends to acquire other job fair companies and testing companies in the future as they become available and are complimentary to Achievement Tec's core business.

Achievement Tec operates www.virtualhrcenter.com/wf for Tarrant County, Texas, and www.nycjobs.org for greater New York City. Achievement Tec is working with New York City to expand usage of this site to include accountability of counselors and locations within the city. This site provides the Internet system which provides job matching of people looking for jobs to employers with job openings in the area. It is Achievement Tec's objective to sell that particular system to other major cities across America.

E-commerce site, www.mycareerdirection.com, was built to provide career direction to high school, trade school or college students, or adults looking for a new career or re-entering the workforce. This site will become populated with people looking for jobs, whether part time or full time, across America. Individuals whose data resides in this site will have filled out a job application form, been tested and, if appropriate, attached their resumes to their individual data. Information is cataloged to become the resource for placement of people on a proactive, fee-paid basis with employers. Revenue will come from the sale of that data for placement of the students into schools, jobs, etc., whether full time or part time.

OBJECTIVES

The Company's objective is to be the #1 provider of employment solutions for employers by first attracting a larger quantify of qualified candidates for employers to interview and then, to provide the employer with quick, economical online background verification services and mental/behavioral testing to ensure job fit.

The Company is different than job boards in that applicant's resumes are screened to ensure that the people they refer to companies are still looking for a job, are looking in the employer's respective area and that the individual has the basic qualities the employer is looking for. This, in turn, ensures that employers are not buried in the quantity of resumes they receive, as they are with the majority of job boards.

The Company's approach is to conduct job fairs, as it does now for the multi-unit restaurant industry. In this marketplace, the Company promotes job fairs by advance advertising in local newspapers, then selling "tickets" to participating employers such as Bennigans, Harrigans, etc. Employers pay an average of $1,325 per ticket to come to a two-day job fair and have a suite in a hotel where applicants can come, resumes in hand, and interview with the participating employers they choose.

It is the Company's objective to expand its job fair company into outside sales, inside sales and customer service through acquisition of the two job fair companies in this space.

After identification of likely potential candidates, the Company's next round of services on a pay-per-usage basis come into play, i.e., background verification, drug testing and soft skills testing. The Company's unique soft skills testing results in a candidate's aptitudes and behaviors being compared to the aptitudes and behaviors (benchmarks) of successful people in similar jobs within a specific company or industry.

Traditionally, existing testing companies are small and range in sales volume from only $1 to 2 million to the largest in the job testing business with a volume of $12 million per year. These companies have devoted their efforts toward selling testing and servicing clients without investing in developing computer software and/or Internet technology to provide the testing, scoring, report delivery, etc., as the Company has.

The Company's acquisition of these testing companies will result in their modernization and the reduction in the number of people that are required in the facilities.

In summary, the Company's objective is to acquire both additional job fair and testing companies. Thus, money raised in an equity for capital placement or through private placements will be primarily used for new company acquisitions, fueling the Company's marketing program to extend the sale of its products and services to companies across America and ultimately, in the long run, into Canada, South American companies (with its Spanish versions), the blind through its new Braille version and ultimately, around the world with its voiced versions.

The Company's agenda is to target business client needs and it has spent a great deal of money buying and developing copyrights and technology to run through the web to meet those needs. Now that all copyright acquisitions and product development is completed, the Company plans to continue to do what it is doing and do it well and profitably, and to expand those products and services it is delivering to its targeted market segments.

The Company has an excellent management team with the combined years of experience and knowledge of technology necessary to move the company forward. The Company plans to implement its national marketing plan by placing a salesperson in each of the major metropolitan markets across America, focusing on large companies within that respective marketplace, as well as the municipal potential.

COMPETITION

Although there are four major competitive groups of assessment firms in the U.S. today offering conventional paper-based processes, currently, there is no Internet competition for the Company's E-Commerce product line. Other assessment firms sell assessment services only.

Buying patterns differ based on the nature of the business or consumer buying of the HR-related products or services and their specific needs. Smaller companies tend to buy based more on cost and personal service. Since many of these companies do not have formal HR departments, they tend to rely more on the assessment company to provide them detailed insight into an individual's probability of job success.

Larger companies, on the other and, are not as cost conscious, but do expect quantity discounts for large quantity purchases, as well as customization of the assessment results to their specific business. There are, therefore, more factors involved in meeting and beating the competition.

Individuals seeking job and career information tend to buy based on convenience and cost. If an assessment company is advertising on reputable web sites and job boards, this lends credibility and trust to the consumer.

At the present time, the following are the major competitors in the assessment industry: (Note: There are none in the Human Resources via E-Commerce area.

1. Caliper - provides individual assessments (like the Company's Achiever) at a fee of $225.00 each, but is not computer or Internet oriented.

      Caliper's strength lies in its reputation in the industry and name recognition. Its assessment fees are higher than those of the Company's, however, and it has yet to become Internet accessible.

2. Batrus Hollweg, - Leading producer of testing for selection of applicants to the multi-unit restaurant industry.

3. Personnel Decisions, Inc., Minneapolis - over $100 million annually in sales, 90% of which is due to Federal government and test derivation for the government, including military agencies. Less than 10% of their business is related to executive assessments at $2,500.00 each.

      While Personnel Decisions, Inc., has a solid reputation in the assessment industry, its major experience centers on government agencies. For business, the fees it charges for assessments is significantly higher than those of the Company's, with less extensively reported information given back to the company

4. PDI, Performax and Wonderlic - offer limited assessments via pencil and paper that are not computer oriented or Internet oriented.

      These assessment products, while coming from reputable, recognized industry members, do not have the strength, the complexity and the amount of quality information provided by the Company's assessments.

5. Stanton, London House, Reid, Orion and other direct admissions honesty tests - pencil and paper tests - people admit whether or not they have stolen, sold drugs, etc. As honesty and direct admissions tests go, all of these assessment firms have good reputations in the industry. However, utilized alone, it is estimated that direct-admissions tests are no more than 50% reliable.

When considering companies that are possible acquisitions, the Company first critiques the company to ensure it has complimentary abilities in the applicant attraction and/or applicant screening arena.

These companies do not have the technology the Company has to be able to deliver products and services through the web, nor do they sell background checking, drug testing, etc. Consequently, it is estimated by the Company that we have a better marketplace, since we focus on every employer across America who is hiring, training or managing people.

EMPLOYEES

As of August 1, 2001, the total number of the Company's employees was 36, of which 34 were full-time employees.

FACILITIES

The Company's principal executive offices are located at 2100 N. Highway 360, Suite 400B Grand Prairie, TX 75050, and its telephone number is 972-641-5494. These offices also serve as the Company's technical development and service center

In addition, the Company currently has four other locations, as follows, all of which are leased:

New York City - Corporate office
315 East 73rd #9
New York, NY 10021

Highland Village, Texas - Runs job fairs in the multi-unit restaurant industry nationwide
2300 Highway Village Rd. Suite 710
Highland Village, TX 75077

Dallas, Texas - Runs background checking and drug testing services nationwide 4220 Proton Road, Suite 170
Dallas, TX 75244

Cincinnati, Ohio - Develops, manages and supports Strategic Partnerships in the sale of the Company's products and services.
50 East River Center, Suite 1420
Covington, KY 41022

LITIGATION

The Company is not a party to any material pending legal proceedings and no such action by, or to the best of its knowledge, against the Company has been threatened.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

Sets forth below are the directors and executive officers of Achievement Tec Holdings, Inc. and its subsidiaries, together with their ages as of August 1, 2001.

Name                  Age      Position                                         Director Since
Milton Cotter         60       Chairman of the Board,                           Nov. 2000
                               President (Achievement Tec Holdings, Inc.
                               and Achievement Tec, Inc.)
Richard Berman        58       Vice Chairman                                    Nov. 2000
Neil Powell           60       Director                                         July 2001
Mary Jo Zandy         57       Director                                         July 2001
Paul Nolan            60       President (Personnel Profiles, Inc.)
Eric Cotter           37       Director, Vice President of Administration       Nov. 2000

The members of our board of directors are subject to change from time to time by the vote of the stockholders at special or annual meetings to elect directors. The current board of directors consists of four directors as described below. The number of directors may be fixed from time to time by resolution duly passed by the board of directors. The directors hold office until the next annual meeting of the stockholders and until their successors are duly elected and qualified. Directors who are elected at an annual meeting of stockholders, and directors elected in the interim to fill vacancies and newly created directorships, will hold office for the term for which elected and until their successors are elected and qualified or until their earlier death, resignation or removal. Officers are elected annually by the directors.

We may employ additional management personnel as the board of directors deems necessary. We have not identified or reached an agreement or understanding with any other individuals to serve in such management positions.

A description of the business experience during the past several years for each of our directors and executive officers is set forth below.

      Milton Cotter has served as Chairman of the Board of Directors, President, and Chief Executive Officer of Achievement Tec, Inc. since 1997. As of November 14, 2001, Achievement Tec, Inc. became a wholly owned subsidiary of the Company. Prior to 1997, he served as a private consultant to several individual companies, in conjunction with a psychological testing firm in Dallas, using standardized tests available on the marketplace. Milton Cotter is the father of Eric Cotter.

      Richard Berman has over 30 years of experience in private equity, investment banking and business development/operations. In September 1998, Mr. Berman joined Internet Commerce Company (publicly traded on NASDAQ:
      ICCSA) and is currently a Director of ICC, as well as Chairman of the Board for Knowledge Cube.

      Neil Powell has, for the past several years, advised clients on the subject of finance, first in the commercial banking industry and later in the investment banking industry, culminating in the formation of SPP Hambro & Co., Inc., an investment bank specializing in the institutional placement of its clients' corporate securities in the private marketplace. Subsequent to retiring in May 2000 from SPP Capital Partners, Inc., successor firm to SPP Hambro, Mr. Powell has been advising several corporations in the areas of finance, mergers and acquisitions. In addition, starting in May 2000, Mr. Powell began serving as general partner of a private equity firm of Crescent Private Capital, LP.

      Mary Jo Zandy is Senior Advisor to Berkery, Noyes & Co., an investment banking firm, a position she has held since January 1994. Ms. Zandy was elected to the Board of Directors effective July 2001.

      Paul Nolan has spent over thirteen years developing and operating Personnel Profiles, Inc., a human resources consulting firm in the greater Cincinnati, Ohio area. As of January 1, 2001, Personnel Profiles, Inc. became a wholly owned subsidiary of the Company. Mr. Nolan was elected to the Board of Directors effective July 2001.

      Eric Cotter manages the filing of copyrights, integration work with the systems and administrative functions of the Registrant, including financial administration, accounting, bookkeeping, payables, receivables, payroll, taxes, etc. He has served as the Vice President of Administration of Achievement Tec, Inc. since 1985. As of November 14, 2001, Achievement Tec, Inc. became a wholly owned subsidiary of the Company. Eric Cotter is the son of Milton Cotter.

                             EXECUTIVE COMPENSATION

DIRECTORS. The directors have not received any compensation for serving in such capacity, and we do not currently contemplate compensating our directors in the future for serving in such capacity.

EXECUTIVE OFFICERS. The following summary compensation table shows selected compensation information for services rendered in all capacities for the fiscal year ended December 31, 2000. Other than as set forth below, no executive officer's salary and bonus exceeded $100,000 in any of the applicable years. The following information includes the dollar value of base salaries and stock bonus awards, whether paid or deferred.

                           SUMMARY COMPENSATION TABLE

Name                                                                                    Other
And                                                                                     Annual
Principal                                                                               Compen-
Position                            Year             Salary            Bonus            sation ($)
Milt Cotter, CEO                    2000             $139,000          --               --
                                    1999             $112,600          --               --
                                    1998             $104,000          --               --
Eric Cotter, VP Admin.              2000             $113,000          --               --
                                    1999             $92,000           --               --
                                    1998             $83,200           --               --
David Fenner, VP Client Rel.        2000             $113,000          --               --
Achievement Tec                     1999             $92,000           --               --
                                    1998             $83,200           --               --
William Stewart, VP Tech. Div.      2000             $78,900           --               --
Achievement Tec                     1999             $72,450           --               --


                                       19

                                    1998             $66,200           --               --

EMPLOYMENT CONTRACTS

Personnel Profiles, Inc., a subsidiary of the Company, has entered into a three year employment agreement with Paul Nolan, providing for Paul Nolan to serve as President of Personnel Profiles at an annual compensation of $150,000.

The Company has entered into a three-year management agreement with L.D. Moran, providing for L.D. Moran to serve as manager of the assets acquired from L&R Moran, Inc., for an annual compensation of $97,500.

                              CERTAIN TRANSACTIONS

As of May 9, 2000, the Company, its wholly-owned subsidiary, Achievement Tec Acquisition Corporation, a Delaware corporation ("Acquisition"), and Achievement Tec, Inc., a Texas corporation ("Achievement Tec"), entered into an Agreement and Plan of Merger, subsequently amended by a certain Addendum to Agreement and Plan of Merger, dated as of July 1, 2000, among the Company, Acquisition and Achievement Tec (as amended, the "Merger Agreement"). Pursuant to the Merger Agreement, effective November 14, 2000, Acquisition merged with and into Achievement Tec pursuant to the law of the States of Delaware and Texas, with Achievement Tec being the surviving corporation (the "Merger"). Pursuant to the Merger Agreement, the pre-Merger holders of capital stock of Achievement Tec received an aggregate of 7,014,448 shares of common stock of the Company, representing 70% of the outstanding common stock of the Company immediately following such issuance. Such pre-Merger holders included Milton Cotter, who received 3,790,571 shares (which includes shares received by the Cotter 1986 Trust, of which Milton Cotter is trustee), and Eric Cotter, who received 449,965 shares.

As of January 1, 2001, the Company and Joe Loyd and Karen Loyd (the "Career Direction Sellers") entered into a Purchase and Sale Agreement (the "Career Direction Agreement"), whereby the Company agreed to purchase all the outstanding capital stock of Career Direction, Inc., a Texas corporation ("Career Direction") from the Career Direction Sellers. In connection with such transaction, Joe Loyd became a director of the Company. Pursuant to the Career Direction Agreement, the Career Direction Sellers received, in exchange for all the capital stock of Career Direction, (i) 50,000 shares of common stock of the Company, and (ii) an additional 950,000 shares of common stock of the Company, of which 150,000 shares were to be issued at closing, and the remainder were be issued at the rate of 50,000 shares per quarter for 16 quarters. The 50,000 share installment due March 31, 2001 has been issued, such that the Loyds have now been issued a total of 250,000 shares of the Company common stock in connection with the Career Direction Agreement. As a condition to the consummation of the transactions contemplated by the Career Direction Agreement, the Company executed (i) a three year employment agreement by and between Joe Loyd and Career Direction, providing for Joe Loyd to serve as President of Career Direction at an annual compensation of $175,000; (ii) a three year employment agreement by and between Karen Loyd and Career Direction, providing for annual compensation of $125,000; (iii) a stock option in favor of Joe Loyd for the purchase of 100,000 shares of Company common stock, exercisable for a period of five years at $1.00 per share for 30,000 shares at the end of the first calendar year of service on the Company's Board of Directors, 35,000 shares at the end of the second calendar year of service on the Company's Board of Directors, and 35,000 shares at the end of the third calendar year of service on the Company's Board of Directors; (iv) a stock option in favor of Joe Loyd for the purchase of 100,000 shares of Company common stock, exercisable for a period of five years at $1.00 per share for 30,000 shares at the end of the first calendar year of service with the Company, 35,000 shares at the end of the second calendar year of service with the Company, and 35,000 shares at the end of the third calendar year of service with the Company; and (v) a stock option in favor of Karen Loyd for the purchase of 100,000 shares of Company common stock, exercisable for a period of five years at $1.00 per share for 30,000 shares at the end of the first calendar year of service with the Company, 35,000 shares at the end of the second calendar year of service with the Company, and 35,000 shares at the end of the third calendar year of service with the Company.

On July 19, 2001, Career Direction, Achievement Tec, Inc. ("Achievement Tec"), the Company, and Joe and Karen Loyd (collectively, the "Loyds") entered into an agreement (the "Modification and Termination Agreement"), pursuant to which the parties agreed as follows:

      1. The employment agreements were terminated, except for the requirements for confidentiality.

      2. Achievement Tec agreed to pay the Loyds jointly $10,000 at closing, plus $10,000 per month for 24 months thereafter, each payment being due on the 19th of each month beginning August 19, 2001 for a total of cash paid in the amount of $250,000, at no interest.

      3. The number of remaining shares of the Company common stock to be issued pursuant to the Career Direction Agreement was reduced from 750,000 shares to 500,000 shares, issuable at the rate of 50,000 shares per quarter for ten quarters, beginning on November 1, 2001.

      4. The Company agreed to file the required documents with the Securities and Exchange Commission to register the shares of the Company common stock issued to the Loyds pursuant to the Purchase and Sale Agreement, as modified, including the 250,000 already issued.

      5. The Loyds agreed to release and forever discharge the Company, Achievement Tec, and Career Direction, and their officers, directors, agents, representatives and shareholders, from any and all claims, demands, causes of action and liabilities of whatsoever kind or nature, whether now known or not known, arising from their employment, including any and all claims, demands or causes of action alleged or might have been alleged by the Loyds in connection with the employment agreements and the Career Direction Agreement.

      6. The Loyds agreed, both in consideration for the payment recited in the Modification and Termination Agreement, and for the provision to the Loyds of employers' trade secrets and confidential information previously provided, as follows (the "Restrictive Covenants"):

            a. For a period of three years following the execution of the Modification and Termination Agreement, to not serve as an officer, director, employee or representative or an owner of more than 1% of the outstanding capital stock of any corporation or an owner of any interest in any business which solicits, hires or otherwise attempts to induce any employees, agents or representative of Career Direction, the Company, or Achievement Tec to terminate their positions as an agent, employee or representative of those companies.

            b. For a period of three years following the execution of the Modification and Termination Agreement, to not directly or indirectly compete with Career Direction or Achievement Tec by being an officer, director, employee or representative or consultant, or a record or beneficial owner of more than 1% of the outstanding stock of a corporation, or an owner of any interest in, or employee of any business which conducts the business of career fairs or related employment services in any market in which Career Direction, Achievement Tec, the Company, or any affiliate markets or operates job fairs in North America.

      7. In the event that Achievement Tec or Career Direction fails, for 10 days after written notice of a breach for failure to make any payments due or to issue any stock when required, to remedy the breach, the Loyd are released from their Restrictive Covenants obligations, which release will not effect any other remedy they may have as a result thereof.

      8. All credit cards personally guaranteed by Loyds were canceled upon closing.

      9. The Company agreed to pay Sean Self and Darrell Noblitt their commissions accruing prior to January 1, 2001, no later than December 31, 2001.

      10. The Company agreed to assume all liability of Career Direction existing under the Highland Village lease.

Each party agreed to pay its own legal expenses incurred during negotiating, preparation and finalizing the Modification and Termination Agreement.

As of January 1, 2001, the Company and Paul Nolan, Jr., Trustee of a Charitable Remainder Trust (the "Personnel Profiles Seller"), entered into a Purchase and Sale Agreement (the "Personnel Profiles Agreement"), whereby the Company agreed to purchase all the outstanding capital stock of Personnel Profiles, Inc., an Ohio corporation ("Personnel Profiles") from the Personnel Profiles Seller. Pursuant to the Personnel Profiles Agreement, the Personnel Profiles Seller received, in exchange for all the capital stock of Personnel Profiles, $500,000, payable at the rate of $62,500 at the end of each calendar quarter beginning March 31, 2001 and continuing thereafter until paid in full on December 31, 2002. Upon the successful completion by the Company of a private placement offering of its common stock in the amount of at least $1,000,000, the Personnel Profiles Seller may require prepayment of the purchase price at the rate of $125,000 for each $1,000,000 raised. At the Personnel Profiles Seller's election, any $62,500 payment may instead be converted into 62,500 shares of Company common stock.

As a condition to the consummation of the transactions contemplated by the Personnel Profiles Agreement, the Company executed (i) a three year employment agreement by and between Paul Nolan and Personnel Profiles, providing for Paul Nolan to serve as President of Personnel Profiles at an annual compensation of $150,000; (ii) a stock option in favor of Paul Nolan for the purchase of 100,000 shares of Company common stock, exercisable for a period of five years at $1.00 per share for 30,000 shares at the end of the first calendar year of service on the Company's Board of Directors, 35,000 shares at the end of the second calendar year of service on the Company's Board of Directors, and 35,000 shares at the end of the third calendar year of service on the Company's Board of Directors; and (iii) a stock option in favor of Paul Nolan for the purchase of 100,000 shares of Company common stock, exercisable for a period of five years at $1.00 per share for 30,000 shares at the end of the first calendar year of service with the Company, 35,000 shares at the end of the second calendar year of service with the Company, and 35,000 shares at the end of the third calendar year of service with the Company.

Paul Nolan serves as President of Personnel Profiles.

Closing of the transactions contemplated by the Career Direction Agreement and the Personnel Profiles Agreement occurred on March 1, 2001.

As of June 29, 2001, Achievement Tec entered into a Secured Convertible Debenture Purchase and Exchange Agreement dated (the "Purchase Agreement"), by and among Achievement Tec and AJW Partners, LLC and New Millennium Capital Partners II, LLC, the selling stockholders in this offering (the "Selling Stockholders"). Pursuant to the Purchase Agreement, the Selling Stockholders purchased an aggregate principal amount of $1,192,949.09 of Achievement Tec's 10% Secured Convertible Debentures, due twenty-four months from issuance (the "Debentures"). The Debentures are convertible into shares of Achievement Tec's common stock (as described under the heading "DESCRIPTION OF SECURITIES--DEBENTURES"), and this Prospectus relates to the sale of the shares of our common stock issuable upon the conversion of the Debentures. Interest on the Debentures is payable upon conversion of the Debentures, and is payable at our option in shares of common stock (calculated at the conversion rate) or cash. As consideration for the purchase of the Debentures, the Selling Stockholders (i) paid $250,000; (ii) exchanged convertible debentures of Achievement Tec in the aggregate principal amount of $105,019.18; and (iii) exchanged 586,375 shares of common stock. In addition, the Selling Stockholders agreed, subject to the terms and conditions of the Purchase Agreement, to purchase for cash an additional $250,000 of Debentures, to be paid on the second trading day after the effective date of a registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), covering all shares of common stock into which the Debentures are convertible. At closing, Achievement Tec executed and delivered
(a) a Registration Rights Agreement pursuant to which Achievement Tec agreed to register, under the Securities Act, up to 5,045,232 shares of common stock into which the Debentures may be convertible, (b) Transfer Agent Instructions delivered to and acknowledged in writing by Achievement Tec's transfer agent,
(c) a Security Agreement pursuant to which Achievement Tec and its subsidiaries granted to the Selling Stockholders a second priority security interest in their assets to secure performance under the Debentures, and (d) an Intellectual Property Security Agreement pursuant to which Achievement Tec and its subsidiaries granted to the Selling Stockholders a second priority security interest in their intellectual property assets to secure performance under the Debentures.

                             PRINCIPAL STOCKHOLDERS

The following table presents certain information regarding the beneficial ownership of all shares of our common stock at August 1, 2001 by (a) each person who owns beneficially more than five percent of our outstanding shares of the common stock, (b) each director, (c) each named executive officer, and (d) all directors and officers as a group. Except as otherwise indicated, the address of each of the persons named in the table is c/o Achievement Tec, Inc., 2100 Highway 360, Suite 400-B, Grand Prairie, Texas 75050.

Name and Address                            Amount and Nature of                        Percent
of Beneficial Owner                         Beneficial Ownership                        of Class (1)
-------------------                         --------------------                        ------------
Glenn A. Arbeitman                          2,111,420 (2)                               18.8% (2)
155 First Street
Mineola, NY 11501

Corey Ribotsky                              2,942,895 (3)                               24.4% (3)
155 First Street
Mineola, NY 11501

Milton Cotter                               3,790,571 (4)                               38.9% (4)

Richard Berman                              859,613 (5)                                 8.8% (5)

Eric Cotter                                 449,965 (6)                                 4.6% (6)

Neil H. Powell, Jr.                         0 (7)                                       (7)

Mary Jo Zandy                               0 (8)                                       (8)
C/o Berkery, Noyes & Co.
50 Broad Street
New York, NY  10004

Paul Nolan                                  62,500 (9)                                  *

All Executive Officers and
Directors as a Group                        5,162,649                                   52.9%
(7 Persons)

--------------------------------------------------------------------------------

      *     Less than 1%.

      (1) Calculated based upon approximately 9,753,373 shares of common stock outstanding as of August 1, 2001.

      (2) Includes 1,458,920 shares issuable upon conversion of debentures held by New Millenium Capital Partners II, LLC, an entity controlled by the referenced individual.

      (3) Includes 831,475 issuable upon conversion of debentures held by AJW Partners, LLC and 1,458,920 shares issuable upon conversion of debentures held by New Millenium Capital Partners II, LLC, entities controlled by the referenced individual.

      (4) Includes 1,821,292 shares held by the Cotter 1986 Trust, of which Milton Cotter is trustee. Excludes up to 500,000 shares that may be issued to Mr. Cotter upon the exercise of outstanding stock options that vests one-third at the end of each year of service commencing January 1, 2001. Excludes up to 100,000 shares that may be issued to Mr. Cotter upon the exercise of outstanding stock options that vests at the end of the first year of service as Chairman of the Board commencing January 1, 2001.

      (5) Excludes up to 200,000 shares that may be issued to Richard Berman upon the exercise of outstanding stock options that vests one-third at the end of each year of service commencing January 1, 2001.

      (6) Excludes up to 100,000 shares that may be issued to Eric Cotter upon the exercise of outstanding stock options that vests one-third at the end of each year of service commencing January 1, 2001.

      (7) Excludes up to 200,000 shares that may be issued to Neil H. Powell, Jr. upon the exercise of outstanding stock options that vests one-third at the end of each year of service commencing January 1, 2001.

      (8) Excludes up to 100,000 shares that may be issued to Mary Jo Zandy upon the exercise of outstanding stock options that vests one-third at the end of each year of service commencing January 1, 2001.

      (9) Includes 62,500 shares Paul Nolan, Jr., Trustee of a Charitable Remainder Trust, has the right to acquire on June 30, 2001 in connection with the sale of Personnel Profiles, Inc. Excludes up to 200,000 shares that may be issued to Mr. Nolan upon the exercise of outstanding stock options that vests one-third at the end of each year of service commencing January 1, 2001.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to warrants and options held by that person that are currently exercisable or exercisable within 60 days of August 1, 2001 are deemed outstanding. The shares, however, are not deemed to be outstanding for the purposes of computing the percentage ownership of each other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to the shares set forth opposite such person's name.

                            DESCRIPTION OF SECURITIES

The authorized capital stock of Achievement Tec Holdings, Inc. consists of 50,000,000 shares of common stock, $.001 par value per share, and 10,000,000 shares of preferred stock, $.001 par value per share.

The following description of certain matters relating to the common stock and the preferred stock is a summary and is qualified in its entirety by the provisions of our articles of incorporation and bylaws.

COMMON STOCK

The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders. The holders of our common stock have the sole right to vote, except as otherwise provided by law or by our articles of incorporation. In addition, such holders are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of legally available funds, subject to the preferences granted to the holders of our preferred stock. In the event of the dissolution, liquidation or winding up of Achievement Tec, the holders of our common stock are entitled to share ratably in all assets remaining after payment of all our liabilities, subject to the preferences granted to the holders of our preferred stock.

The holders of our common stock do not have cumulative voting rights or preemptive rights to acquire or subscribe for additional, unissued or treasury shares in accordance with the laws of the state of Delaware. Accordingly, the holders of more than 50 percent of the issued and outstanding shares of our common stock voting for the election of directors can elect all of the directors if they choose to do so, and in such event, the holders of the remaining shares of our common stock voting for the election of the directors will be unable to elect any person or persons to the board of directors. All outstanding shares of our common stock are fully paid and nonassessable.

The laws of the state of Delaware provide that the affirmative vote of a majority of the holders of the outstanding shares of our common stock is required to authorize: (i) amendments to our certificate of incorporation, with some exceptions; (ii) mergers or consolidations with any corporation, with some exceptions; or (iii) any liquidation or disposition of any of our substantial assets other than in the usual and regular course of business.

PREFERRED STOCK

Our board of directors is authorized, without action by the holders of our common stock, to provide for the issuance of the preferred stock in one or more series, to establish the number of shares to be included in each series and to fix the designations, powers, preferences and rights of the shares of each series and the qualifications, limitations, or restrictions of each series. This includes, among other things, voting rights, conversion privileges, dividend rates, redemption rights, sinking fund provisions and liquidation rights which shall be superior to our common stock. The issuance of one or more series of our preferred stock could adversely affect the voting power of the holders of our common stock and could have the effect of discouraging or making more difficult any attempt by a person or group to attain control of Achievement Tec.

DEBENTURES

Achievement Tec entered into a Secured Convertible Debenture Purchase and Exchange Agreement dated as of June 29, 2001 (the "Purchase Agreement"), by and among Achievement Tec and AJW Partners, LLC and New Millennium Capital Partners II, LLC, the selling stockholders in this offering (the "Selling Stockholders"). Pursuant to the Purchase Agreement, the Selling Stockholders purchased an aggregate principal amount of $1,192,949.09 of Achievement Tec's 10% Secured Convertible Debentures, due twenty-four months from issuance (the "Debentures") for $250,000 cash, $105,019.18 of exchanged debentures, and 586,375 shares of exchanged common stock. In addition, the Selling Stockholders agreed, subject to the terms and conditions of the Purchase Agreement, to purchase for cash an additional $250,000 of Debentures, to be paid on the second trading day after the effective date of a registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), covering all shares of common stock into which the Debentures are convertible.

The Debentures are convertible into shares of our common stock at any time at the option of the Selling Stockholders, and this Prospectus relates to the sale of the shares of our common stock issuable upon the conversion of the Debentures. The Debentures bear interest at the rate of 10% per annum (calculated on the basis of a 360 day year), payable upon conversion of the Debentures. The interest may be paid in shares of our common stock based on the applicable conversion price or, at our option, in cash.

The number of shares of our common stock into which the Debentures are convertible is calculated according to the following formula: P/C + (.10P/C X N/360)

            P=outstanding principal of the Debenture to be converted C=conversion price, which is the lesser of $.85 or 60% of the average of the lowest three inter-day trading prices during the twenty trading days immediately preceding the date of conversion N=Number of days held through the date of conversion

If we elect to pay interest in cash, rather than shares of our common stock, the conversion rate is simply P/C. The conversion price is subject to adjustment in the event of a stock split, a reverse stock split, the granting of a stock dividend, the reclassification of our common stock, the combination of our common stock, or any other change in our common stock that would dilute the rights of the holders of the Debentures. Upon a merger or other similar transaction, a holder of a Debenture is entitled to receive the merger consideration, if any, which would be receivable by the holder had the Debenture been converted to shares of our common stock immediately prior to the merger or similar transaction.

An event of default under the Debentures includes the following: (i) Achievement Tec breaches any of the covenants set forth in the Debenture documents related to the issuance of the Debentures or is found to have made a false representation or warranty in those documents, (ii) the registration statement of which this prospectus is a part fails to be effective on or before October 27, 2001, (iii) the effectiveness of the registration statement of which this prospectus is a part lapses for any reason, or the Debenture holders cannot sell common stock under the registration statement, for more than five consecutive trading days or an aggregate of eight trading days, or (iv) bankruptcy proceedings shall be commenced by Achievement Tec, or shall be commenced against Achievement Tec, (v) Achievement Tec defaults in the payment of any indebtedness in excess of $25,000 resulting in the acceleration in the due date thereof, (vi) the common stock shall not be eligible for quotation on and quoted for trading on the OTC Bulletin Board, or listed for trading on Nasdaq, the New York Stock Exchange or the American Stock Exchange, for five trading days. If any event of default occurs and is continuing, then the holders of Debentures may declare the Debentures immediately due and payable in an amount equal to the sum of (a) the greater of 130% of the outstanding principal and accrued interest, or the outstanding principal and accrued interest divided by the conversion price, plus
(b) the number of shares of common stock issued upon conversion of the Debentures within 30 days of the declaration of the event of default and then held by the Debenture holder (or former holder if all Debentures of such holder had been converted) multiplied by the per share market value.

Performance under the Debentures is secured by a Security Agreement, pursuant to which Achievement Tec and its subsidiaries granted to the Selling Stockholders a second priority security interest in their assets, and an Intellectual Property Security Agreement, pursuant to which Achievement Tec and its subsidiaries granted to the Selling Stockholders a second priority security interest in their intellectual property assets.

                              SELLING STOCKHOLDERS

This prospectus relates to the sale of up to 5,045,232 shares of our common stock that may be issued to and sold by the selling stockholders upon the conversion of Achievement Tec's 10% Secured Convertible Debentures (the "Debentures"). The terms of the Secured Convertible Debenture Purchase and Exchange Agreement dated as of June 29, 2001 pursuant to which the Debentures were issued require us to register that amount pursuant to the registration statement of which this prospectus is a part. Of that amount, up to 1,831,555 shares have been registered for resale by AJW Partners, LLC ("AJW Partners"), and up to 3,213,677 shares have been registered for resale by New Millennium Capital Partners II, LLC ("New Millennium Capital Partners"), the selling stockholders in this offering (the "Selling Stockholders").

Each holder of the Debenture may not convert its Debenture into shares of our common stock if after the conversion, such holder, together with any of its affiliates, would beneficially own over 4.999% of the outstanding shares of our common stock. This restriction may be waived by each holder on not less than 61 days' notice to us. Since the number of shares of our common stock issuable upon conversion of the Debentures will change based upon fluctuations of the market price of our common stock prior to a conversion, the actual number of shares of our common stock that will be issued under the Debentures, and consequently the number of shares of our common stock that will be beneficially owned by AJW Partners and New Millennium Capital Partners, cannot be determined at this time. Because of this fluctuating characteristic, we agreed to register a number of shares of our common stock that exceeds the number of our shares of common stock currently beneficially owned by AJW Partners and New Millennium Capital Partners. The number of shares of our common stock listed in the table below as being beneficially owned by AJW Partners and New Millennium Capital Partners includes the shares of our common stock that are issuable to AJW Partners and New Millennium Capital Partners subject to the 4.999% limitation, upon conversion of their Debentures. However, the 4.999% limitation would not prevent AJW Partners and New Millennium Capital Partners from acquiring and selling in excess of 4.999% of our common stock through a series of conversions and sales under the Debentures.

The following table sets forth the name of each person who is offering shares of common stock by this Prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Common shares that are issuable upon the exercise of outstanding options, warrants, convertible preferred stock or other purchase rights, to the extent exercisable within 60 days of the date of this Prospectus, are treated as outstanding for purposes of computing each Selling Stockholder's percentage ownership of outstanding common shares.

                                                                          SHARES TO
                                               SHARES BENEFICIALLY            BE            SHARES BENEFICIALLY
                                                     OWNED                 SOLD IN                OWNED
       NAME OF SELLING STOCKHOLDER            PRIOR TO THE OFFERING        OFFERING           AFTER OFFERING

                                             NUMBER OF                                   NUMBER OF
                                               SHARES      PERCENT (2)                    SHARES      PERCENT (2)
AJW Partners, LLC                           513,227 (1)      4.999%     1,831,555 (3)        0             0%

New Millennium Capital Partners II, LLC     513,227 (1)      4.999%     3,213,677 (3)        0             0%

      (1) Includes the shares of our common stock issuable to AJW Partners and New Millennium Capital Partners, subject to the 4.999% limitation, upon conversion of their Debentures.

      (2) Percentages are based on 9,753,373 shares of our common stock outstanding as of August 1, 2001.

Pursuant to the section 2(b) of the Registration Rights Agreement between us and the Debenture holders, we are required to register such number of shares of common stock equal to no less than 200% of the number of shares of common stock issuable upon conversion in full of the principal amount of Debentures on June 29, 2001 assuming: (1) the principal amount of the Debentures is issued on the June 29, 2001, (2) one full year of interest had accrued on the Debentures and all such interest is paid in shares of common stock and (3) the conversion price equaled the lesser of (a) $.85 and (b) 60% of the average of the lowest three inter-day prices (which need not occur on consecutive trading days, but which one or more may occur on the same trading day, during the twenty trading days immediately preceding June 29, 2001.)

                              PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

      o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

      o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

      o an exchange distribution in accordance with the rules of the applicable exchange;

      o     privately negotiated transactions;

      o     short sales;

      o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

      o     a combination of any such methods of sale; and

      o     any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders have advised the Company that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares other than ordinary course brokerage arrangements.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.
The Company is required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

On April 2, 2001, we engaged Merdinger, Fruchter, Rosen & Corso, P.C. of New York, New York as our principal independent accountants to audit our financial statements. On the same date, we advised HJ Associates, LLC of Salt Lake City, Utah that it would no longer serve as our independent accountant. Our board of directors approved the engagement of Merdinger, Fruchter, Rosen & Corso, P.C. and the termination of HJ Associates, LLC on April 2, 2001.

HJ Associates, LLC's reports on our consolidated financial statements as of and for the years ended December 31, 1999 and 1998 have not contained an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. There have been no disagreements between Achievement Tec Holdings, Inc. and HJ Associates, LLC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to HJ Associates, LLC's satisfaction, would have caused HJ Associates, LLC to make reference to the subject matter of such disagreements in connection with its report.

                          TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is Interstate Transfer Company, telephone (801) 281-9746.

                                  LEGAL MATTERS

Certain legal matters relating to the issuance and sale of the shares of our common stock offered hereby will be passed upon for us by Frederick C. Summers, III, P.C., Dallas, Texas.

                                     EXPERTS

The financial statements and schedules for the years ended December 31, 2000 and 1999 included in this prospectus and in the registration statement have been audited by Merdinger, Fruchter, Rosen & Corso, P.C., independent certified public accountant. To the extent and for the periods set forth in its reports appearing elsewhere herein and in the registration statement, and are included in reliance upon such reports given upon the authority of said firm as an expert in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can read and copy any materials we file with the Securities and Exchange Commission at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about the operations of the Securities and Exchange Commission Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a Website that contains information we file electronically with the Securities and Exchange Commission, which you can access over the Internet at http://www.sec.gov.

This prospectus is part of a registration statement we have filed with the Securities and Exchange Commission relating to the Securities. As permitted by Securities and Exchange Commission rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits we file with the Securities and Exchange Commission. You may refer to the registration statement and the exhibits for more information about us and our common stock. The registration statement and the exhibits are available at the Securities and Exchange Commission's Public Reference Room or through its Website.

                                 INDEMNIFICATION

Section 145 ("Section 145") of the General Corporation Law of the State of Delaware (the "DGCL"") permits a corporation, under specified circumstances, to indemnify its directors and officers against expenses (including attorneys' fees) and other liabilities actually and reasonably incurred by them as a result of any suit brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 145 also provides that directors and officers may also be indemnified against expenses (including attorneys' fees) incurred by them in connection with a derivative suit by the corporation if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made, unless otherwise determined by the court, if such person was adjudged liable to the corporation.

Article Eighth of our Certificate of Incorporation provides for indemnification of our directors and officers to the extent and under the circumstances permitted by the DGCL.

The above discussion of the DGCL and of our Certificate of Incorporation is not intended to be exhaustive and is qualified in its entirety by such statutes and Certificate of Incorporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 is permitted as to our directors, officers and controlling persons, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than our payment in the successful defense of any action, suit or proceeding, is asserted, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy. We will be governed by the final adjudication of such issue.

                          SILVER RAMONA MINING COMPANY
                                AND SUBSIDIARIES
                              FINANCIAL STATEMENTS
                                 MARCH 31, 2001

                                      INDEX


                                                                  PAGE

Consolidated Balance Sheet                                         2

Consolidated Statement of Operations                               3

Consolidated Statement of Stockholders' Equity                     4

Consolidated Statement of Cash Flows                             5 - 6

Notes to Consolidated Financial Statements                       7 - 18


                          SILVER RAMONA MINING COMPANY
                                AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS


                                                                                          March 31,          December 31,
                                                                                            2001                2000
                                                                                      ---------------      ----------------
                                                                                        (Unaudited)
      ASSETS
CURRENT ASSETS
  Cash and cash equivalents                                                           $        38,273      $              -
  Accounts receivable, net of allowance for
   doubtful accounts of $84,219 and $17,500                                                   257,243               124,872
  Debt issue costs, net of accumulated amortization
   cost of $18,122 and $6,456                                                                  16,878                28,544
                                                                                      ---------------      ----------------
      Total current assets                                                                    312,394               153,416

Property and equipment, net of accumulated
 depreciation of $94,612 and $23,446                                                           61,221                62,666

Intangible assets, net of accumulated amortization
 of $10,977 and $2,242                                                                          7,766                16,501
Goodwill, net of accumulated amortization of $57,829 and $-0-                               3,411,940                     -

Other assets                                                                                    6,317                 2,671
                                                                                      ---------------      ----------------
      TOTAL ASSETS                                                                    $     3,799,638      $        235,254
                                                                                      ===============      ================

      LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
CURRENT LIABILITIES
    Bank overdraft                                                                    $         4,181      $         45,505
    Accounts payable and accrued expenses                                                     305,105                21,140
    Notes payable - current                                                                   304,535               331,624
    Convertible notes payable - current                                                     1,400,000                     -
                                                                                      ---------------      ----------------
      Total current liabilities                                                             2,013,821               398,269

Due to officer                                                                                 74,830                94,582
Convertible notes payable - non-current                                                       850,000                     -
Notes payable - non-current                                                                    51,899                37,572
                                                                                      ---------------      ----------------
      Total liabilities                                                                     2,990,550               530,423
                                                                                      ---------------      ----------------

Commitments and contingencies                                                                       -                     -

STOCKHOLDERS' EQUITY (DEFICIENCY)
    Preferred stock - $0.001 par value; 10,000,000
     shares authorized; -0- issued and outstanding                                                  -                     -
    Common stock - $0.001 par value; 50,000,000
     shares authorized; 10,264,748 and 10,014,748
     issued and outstanding                                                                    10,264                10,014
    Additional paid-in capital                                                              2,436,713               636,963
    Deferred compensation expense                                                            (500,000)                    -
    Accumulated deficit                                                                    (1,137,889)             (942,146)
                                                                                      ---------------      ----------------
       Total stockholders' equity (deficiency)                                                809,088              (295,169)
                                                                                      ---------------      ----------------
       TOTAL LIABILITIES AND STOCKHOLDERS'
           EQUITY (DEFICIENCY)                                                        $     3,799,638      $        235,254
                                                                                      ===============      ================


    The accompanying notes are an integral part of the consolidated financial statement.

                          SILVER RAMONA MINING COMPANY
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS



                                                                                        For the Three Months Ended
                                                                                                 March 31,
                                                                                    ---------------------------------
                                                                                        2001                2000
                                                                                    -------------        ------------
                                                                                     (Unaudited)          (Unaudited)
REVENUE                                                                             $     988,167        $    314,590
                                                                                    -------------        ------------

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
    Salary and employee benefits                                                          624,083             226,045
    Insurance expense                                                                      26,584              19,910
    Depreciation and amortization expense                                                  69,473               4,073
    Professional fees                                                                      48,118              40,816
    Travel and entertainment expense                                                       31,995              17,009
    Rent expense                                                                           44,493              18,843
    Advertising expense                                                                   209,172               2,082
    Other general and administrative expenses                                             110,201              38,848
                                                                                    -------------        ------------
       Total selling, general and administrative expenses                               1,164,119             367,626
                                                                                    -------------        ------------

LOSS FROM OPERATIONS                                                                     (175,952)            (53,036)
OTHER INCOME (EXPENSE)
    Interest income                                                                           109                  -
    Interest expense                                                                      (19,900)             (8,822)
                                                                                    -------------        ------------
        Total other income (expense)                                                      (19,791)             (8,822)
                                                                                    -------------        ------------

LOSS BEFORE PROVISION FOR INCOME TAXES                                                   (195,743)            (61,858)

PROVISION FOR INCOME TAXES                                                                      -                   -
                                                                                    -------------        ------------

NET LOSS                                                                            $    (195,743)       $    (61,858)
                                                                                    =============        ============

NET LOSS PER COMMON SHARE
    Basic and diluted                                                               $       (0.02)       $      (0.01)
                                                                                    =============        ============


    The accompanying notes are an integral part of the consolidated financial statement.

                          SILVER RAMONA MINING COMPANY
                                AND SUBSIDIARIES
           CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIENCY)



                                                                                                                   Total
                                                                  Additional      Deferred                      Stockholders'
                                           Common Stock            Paid-in      Compensation     Accumulated       Equity
                                       Shares       Amount         Capital         Expense         Deficit      (Deficiency)
                                      ---------   ----------      ---------       --------         -------      ------------
Balance at December 31, 1999          4,226,283   $    4,226     $  248,518     $        -       $  (695,899)   $   (443,155)

Acquisition of net assets of
 Silver Ramona                        3,000,300        3,000         (3,000)             -                 -               -

Net Loss for the year ended
December 31, 2000                             -            -              -              -          (246,247)       (246,247)

Issuance of stock, adjusted to
 reflect outstanding shares of
 Silver Ramona                        2,773,717        2,774        597,226              -                 -               -

Issuance of stock for interest           14,448           14            889              -                 -             903

Debt issue cost                                            -              -         35,000                 -               -

Offering costs                                -            -       (241,670)             -                 -        (241,670)
                                     ----------   ----------     ----------     ----------      ------------    ------------

Balance at December 31, 2000         10,014,748       10,014        636,963              -          (942,146)       (295,169)

Acquisition of net assets of
 Personnel Profiles                     200,000          200      1,199,800              -                 -               -

Acquisition of net assets of
 L & R Moran                             50,000           50         99,950              -                 -         100,000

Stock options for compensation                -            -        500,000              -                 -         500,000

Deferred compensation expense                 -            -              -       (500,000)                -        (500,000)

Net loss for the period ended
 March 31, 2001 (Unaudited)                   -            -              -              -          (195,743)       (195,743)
                                     ----------   ----------     ----------     ----------      ------------    ------------

Balance at March 31, 2001
  (Unaudited)                        10,264,748   $   10,264     $2,436,713     $ (500,000)     $ (1,137,889)   $    809,088
                                    ===========   ==========     ==========     ==========      ============    ============







       The accompanying notes are an integral part of the consolidated financial statement.

                          SILVER RAMONA MINING COMPANY
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                        For the Three Months Ended
                                                                                                 March 31,
                                                                                   ----------------------------------
                                                                                        2001                 2000
                                                                                   --------------        ------------
                                                                                     (Unaudited)          (Unaudited)
CASH FLOW FROM OPERATING ACTIVITIES
   Net loss                                                                        $     (195,743)       $    (61,858)
   Adjustments to reconcile net loss to net cash
    provided by (used in) operating activities:
      Depreciation and amortization expense                                                 5,822               4,073
      Amortization of goodwill                                                             60,108                   -
      Bad debt expense                                                                        560                   -
   Changes in certain assets and liabilities:
      Decrease in debt issue costs                                                         11,666                   -
      (Increase) decrease in accounts receivable                                          115,746             (67,669)
      Decrease in other assets                                                                  -               1,525
      Decrease (increase) in accounts payable and accrued expenses                        119,628             (19,763)
                                                                                   --------------        ------------
Total cash (used in) provided by operating activities                                     117,787            (143,692)
                                                                                   --------------        ------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Increase in property and equipment                                                           -              (9,767)
   Increase in intangible assets                                                                -                (679)
                                                                                   --------------        ------------
Total cash (used in) investing activities                                                       -             (10,446)
                                                                                   --------------        ------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Decrease in bank overdraft                                                             (41,324)            (17,007)
   Proceeds from notes payable                                                                  -             (22,077)
   Repayment of notes payable                                                             (12,762)                  -
   Decrease in due to officer                                                             (19,752)            (32,446)
   Sale of stock                                                                                -             400,000
                                                                                   --------------        ------------
Total cash (used in) provided by financing activities                                     (79,514)            328,470
                                                                                   --------------        ------------

NET INCREASE IN CASH AND CASH EQUIVALENTS                                                  38,273             174,332

CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR                                                   -               5,000
                                                                                   --------------        ------------

CASH AND CASH EQUIVALENTS - END OF YEAR                                            $       38,273        $    179,332
                                                                                   ==============        ============

CASH PAID DURING THE YEAR FOR:
   Interest expense                                                                $        8,234        $      8,822
                                                                                   ==============        ============
   Income taxes                                                                    $            -        $          -
                                                                                   ==============        ============


                          SILVER RAMONA MINING COMPANY
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 MARCH 31, 2001



NON CASH FINANCING ACTIVITIES:

       The Company acquired all the assets and liabilities of Career Direction, Inc. on January 1, 2001, for 200,000 shares of its common stock valued at $1,200,000 and the issuance of a $800,000 note payable (see Note 3a).

       The Company acquired all the assets and liabilities of Personnel Profiles, Inc. on January 1, 2001, for a $500,000 note payable (see Note
       3b).

       The Company acquired all the assets and liabilities of L and R Moran, Inc. on January 1, 2001, for 50,000 shares of its common stock valued at $100,000, and $950,000 notes payable (see Note 3c).

       As a condition to the consummation of the sale and purchase agreements with Career Directions, Inc., Personnel Profiles, Inc., and L and R Moran, Inc., dated January 1, 2001, the Company is required to execute three year employment agreements with the executives for stock options. As of March 31, 2001, $500,000 was recorded as deferred compensation.






















The accompanying notes are an integral part of the consolidated financial statement.

                          SILVER RAMONA MINING COMPANY
                                AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                 MARCH 31, 2001



NOTE 1 -      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

           a)     BASIS OF PRESENTATION
                  The accompanying consolidated financial statements include the accounts of Silver Ramona Mining Company (the "Company"), a holding company organized under the laws of the State of Idaho on May 25, 1967. The Company, on February 28, 2000, voted to amend its Articles of Incorporation to the State of Delaware. Its Subsidiaries include:

                     1) Achievement Tec, Inc. ("Achievement Tec"), formerly
                        known as Profile Technologies, Inc. and Communications Institute of America, Inc., was incorporated under the laws of the state of Texas during 1956;

                     2) Achievement Tec Acquisition Corporation ("Acquisition"),
                        was incorporated under the laws of the state of Delaware on November 1, 2000;

                     3) Career Direction, Inc. ("Career Direction"), a Texas
                        corporation (see Note 3a);

                     4) Personnel Profiles, Inc. ("Personnel Profiles"), an Ohio
                        corporation (see Note 3b); and

                     5) L and R Moran, Inc. ("L&R Moran"), a Texas corporation
                        (see Note 3c).

                  Effective May 9, 2000, the Company, Achievement Tec and Acquisition entered into an Agreement and Plan of Merger, subsequently amended by a certain Addendum to Agreement and Plan of Merger, dated as of July 1, 2000, among the Company, Achievement Tec and Acquisition (as amended, the "Merger Agreement"), whereby Acquisition will merge with and into Achievement Tec pursuant to the laws of the State of Delaware and Texas, and Achievement Tec will be the surviving corporation (the "Merger"). Pursuant to the Merger Agreement, the holders of the common and preferred stock of Achievement Tec received an aggregate of 7,014,948 shares of common stock of the Company, representing approximately 70% of the outstanding common stock of the Company immediately following such issuance.

                  The financial statement presented include the accounts of Achievement Tec from its inception (May 25, 1967) and that of Silver Ramona Mining Company from November 9, 2000 to December 31, 2000.

                  As of January 1, 2001, the Company acquired three subsidiaries: Career Direction, Inc., Personnel Profiles, Inc. and L and R Moran, Inc.

                          SILVER RAMONA MINING COMPANY
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                 MARCH 31, 2001



NOTE 1 -      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

           b)     LINE OF BUSINESS
                  The Company develops, markets, and sells computer PC Software to compare an individual's mental aptitudes and personality traits to the aptitudes and traits (and the levels required) for success in a particular job. During 2000 and 1999, the Company has expanded its product line and converted it for utilization via the internet. The Company has developed product lines and business models for e-commerce that focus on applicant attraction, employee selection, employee training and development and delivery of online services. For delivery of these product lines, the Company has developed the following websites:

                      www.virtualhrcenter.com
                      www.positivestep.com
                      www.careerdirection.com
                      www.mycareerdirection.com

           c)     USE OF ESTIMATES
                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the periods presented. Actual results could differ from those estimates.

           d)     REVENUE RECOGNITION
                  Revenue is recognized based upon the accrual method of accounting. Revenue is recorded at the time of the sale, usually upon shipment of the product.

           e)     CASH AND CASH EQUIVALENTS
                  The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

           f)     CONCENTRATION OF CREDIT RISK
                  The Company places its cash in what it believes to be credit-worthy financial institutions. However, cash balances may exceed FDIC insured levels at various times during the year.

           g)     PROPERTY AND EQUIPMENT
                  Property and equipment is stated at cost. Depreciation is computed using the straight-line method based upon the estimated useful lives of the various classes of assets.

                          SILVER RAMONA MINING COMPANY
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                 MARCH 31, 2001



NOTE 1 -      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

           h)     GOODWILL
                  Goodwill represents the excess of cost over the fair value of net assets acquired and is being amortized on a straight-line method over 15 years. On an ongoing basis, management reviews the valuation and amortization of goodwill to determine possible impairment. The recoverability of goodwill is assessed by determining whether the amortization of goodwill over its remaining life can be recovered through projected undiscounted future cash flows.

           i)     INCOME TAXES
                  Income taxes are provided for based on the liability method of accounting pursuant to Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". The liability method requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the reported amount of assets and liabilities and their tax basis.

           j)     ADVERTISING COSTS
                  Advertising costs are expensed as incurred and included in selling, general and administrative expenses. For the three months ended March 31, 2001 and 2000, advertising expense amounted to $209,172 and $2,082, respectively.

           k)     FAIR VALUE OF FINANCIAL INSTRUMENTS
                  The Company's financial instruments consist of cash, accounts receivable, inventory, accounts payable and accrued expenses, and long-term debt. The carrying amounts of cash, accounts receivable and accounts payable and accrued expenses approximate fair value due to the highly liquid nature of these short-term instruments. The fair value of long-term borrowings was determined based upon interest rates currently available to the Company for borrowings with similar terms. The fair value of long-term borrowings approximates the carrying amounts as of March 31, 2001 and December 31, 2000.

           l)     LONG-LIVED ASSETS
                  SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company has adopted this statement and has determined that recognition of an impairment loss for applicable assets of continuing operations is not necessary.

           m)     OFFERING COSTS
                  Offering costs consist primarily of professional fees. These costs are charged against the proceeds of the sale of common stock in the periods in which they occur.

                          SILVER RAMONA MINING COMPANY
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                 MARCH 31, 2001



NOTE 1 -      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

           n)     DEBT ISSUE COSTS
                  Debt issue costs represent various commissions paid and the estimated cost of the 35% conversion discount feature relating to the issuance of the Company's convertible debentures. These costs are being amortized over the life of the debt (see Note
                  5d).

           o)     STOCK-BASED COMPENSATION
                  SFAS No. 123, "Accounting for Stock-Based Compensation", encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock.

           p)     LOSS PER SHARE
                  SFAS No. 128, "Earnings Per Share" requires presentation of basic loss per share ("Basic LPS") and diluted loss per share ("Diluted LPS").

                  The computation of basic loss per share is computed by dividing loss available to common stockholders by the weighted average number of outstanding common shares during the period. Diluted loss per share gives effect to all dilutive potential common shares outstanding during the period. The computation of diluted LPS does not assume conversion, exercise or contingent exercise of securities that would have an anti-dilutive effect on losses.

                  The shares used in the computation of loss per share, as restated, were as follows:

                                                                  March 31,
                                                    ---------------------------------
                                                         2001                2000
                                                    --------------      -------------
                     Basic and diluted                 10,264,748           4,226,283
                                                       ==========        ============

           q)     COMPREHENSIVE INCOME
                  SFAS No. 130, "Reporting Comprehensive Income" establishes standards for the reporting and display of comprehensive income and its components in the financial statements. As of March 31, 2001 and December 31, 2000, the Company has no items that represent comprehensive income and, therefore, has not included a schedule of comprehensive income in the financial statements.

                          SILVER RAMONA MINING COMPANY
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                 MARCH 31, 2001



NOTE 2 -          RELATED PARTY TRANSACTIONS

                  As of March 31, 2001 and 2000, the Company has a payable due to an officer totaling $74,830 and $94,582, respectively. These amounts represent advances made to the Company by its Chief Executive Officer ("CEO") for various expenses. This payable bears interest at the rate of 8% per annum, with interest only payable in monthly installments beginning on January 1, 1999 continuing until January 1, 2004, at which time the remaining unpaid principal and interest shall be due in full.

NOTE 3 -          ACQUISITIONS/GOODWILL

                  As of January 1, 2001, the Company acquired three subsidiaries: Career Direction, Inc., Personnel Profiles, Inc., and L and R Moran, Inc.

                  Goodwill consists of the following at March 31, 2001:

                  a)  Career Direction, Inc.                       $ 2,007,133
                  b)  Personnel Profiles, Inc.                         501,951
                  c)  L and R Moran, Inc.                              960,685
                                                                   ------------
                                                                     3,469,769
                      Less:  Accumulated Depreciation                  (57,829)
                                                                   ------------
                                                                   $ 3,411,940
                                                                   ============

              a)  CAREER DIRECTION, INC.
                  As of January 1, 2001, the Company and Joe Loyd and Karen Loyd (the "Career Direction Sellers") entered into a Purchase and Sale Agreement (the "Career Direction Agreement"), whereby the Company agreed to purchase all the outstanding capital stock of Career Direction, Inc., a Texas corporation ("Career Direction") from the Career Direction Sellers.

                  Pursuant to the Career Direction Agreement, the Career Direction Sellers will receive, in exchange for all the capital stock of Career Direction, the following:

           (i) 50,000 shares of common stock of the Company. The 50,000 shares are convertible at the option of the Career Direction Sellers into $50,000 cash upon successful completion by the Company of a private placement offering of its common stock in the amount of $2,000,000 on or before July 1, 2001. In addition, the Career Direction Sellers may, at their option, require the Company to redeem the 50,000 shares into $50,000 cash in July, 2001, unless the value of the Company's common stock is $1.00 or more on such date.

                          SILVER RAMONA MINING COMPANY
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                 MARCH 31, 2001



NOTE 3 - ACQUISITIONS (Continued)

     a)  CAREER DIRECTION, INC. (CONTINUED)
(ii) An additional 950,000 shares of common stock of the Company, of which 150,000 shares will be issued at closing, and the remainder will be issued at the rate of 50,000 shares per quarter for 16 quarters. The initial 150,000 shares are convertible to cash in the amount of $150,000, at the election of the Career Direction Sellers, in the event the Company conducts a primary or secondary offering of its stock that generates proceeds at least in that amount. Each quarterly installment of 50,000 shares is convertible to cash in the amount of $50,000, at the election of the Career Direction Sellers, in the event the market value of the Company's common stock falls below $1.00 per share when the installment is due. These contingent cash obligations of the Company of $950,000 are secured pursuant to a convertible promissory note, which is payable with interest on the earlier to occur of (a) 16 calendar quarters after the successful completion by the Company of a private placement offering of its common stock in the amount of $5,000,000 that closes on or before July 1, 2001 (a "Qualified Financing"), or (b) December 21, 2004. Upon the consummation of a Qualified Financing, the unpaid principal and accrued interest on the promissory note may, at the holder's option, be converted into shares of Company common stock at the beginning of any of the subsequent 16 calendar quarters and in amounts equal to the outstanding principal and unpaid accrued interest then due thereunder divided by $1.00.

         As a condition to the consummation of the transactions contemplated by the Career Direction Agreement, the Company is also required to execute

(i) a three year employment agreement by and between Joe Loyd and Career Direction, providing for Joe Loyd to serve as President of Career Direction at an annual compensation of $175,000;
(ii) a three year employment agreement by and between Karen Loyd and Career Direction, providing for annual compensation of $125,000;
(iii) a stock option in favor of Joe Loyd for the purchase of 100,000 shares of Company common stock, exercisable for a period of five years at $1.00 per share for 30,000 shares at the end of the first calendar year of service on the Company's Board of Directors, 35,000 shares at the end of the second calendar year of service on the Company's Board of Directors, and 35,000 shares at the end of the third calendar year of service on the Company's Board of Directors;
(iv) a stock option in favor of Joe Loyd for the purchase of 100,000 shares of Company common stock, exercisable for a period of five years at $1.00 per share for 30,000 shares at the end of the first calendar year of service with the Company, 35,000 shares at the end of the second calendar year of service with the Company, and 35,000 shares at the end of the third calendar year of service with the Company; and

                          SILVER RAMONA MINING COMPANY
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                 MARCH 31, 2001



NOTE 3 - ACQUISITIONS (Continued)

(v) a stock option in favor of Karen Loyd for the purchase of 100,000 shares of Company common stock, exercisable for a period of five years at $1.00 per share for 30,000 shares at the end of the first calendar year of service with the Company, 35,000 shares at the end of the second calendar year of service with the Company, and 35,000 shares at the end of the third calendar year of service with the Company.

         Joe Loyd will serve as a director of the Company, in addition to serving as President of Career Direction.

         Closing of the transactions contemplated by the Career Direction Agreement occurred as of March 1, 2001.

     b)  PERSONNEL PROFILES, INC.

         As of January 1, 2001, the Company and Paul Nolan, Jr., Trustee of a Charitable Remainder Trust (the "Personnel Profiles Seller"), entered into a Purchase and Sale Agreement (the "Personnel Profiles Agreement"), whereby the Company agreed to purchase all the outstanding capital stock of Personnel Profiles, Inc., an Ohio corporation ("Personnel Profiles") from the Personnel Profiles Seller.

         Pursuant to the Personnel Profiles Agreement, the Personnel Profiles Seller will receive, in exchange for all the capital stock of Personnel Profiles, $500,000, payable at the rate of $62,500 at the end of each calendar quarter beginning March 31, 2001 and continuing thereafter until paid in full on December 31, 2002. Upon the successful completion by the Company of a private placement offering of its common stock in the amount of at least $1,000,000, the Personnel Profiles Seller may require prepayment of the purchase price at the rate of $125,000 for each $1,000,000 raised. At the Personnel Profiles Seller's election, any $62,500 payment may instead be converted into 62,500 shares of Company common stock.

         As a condition to the consummation of the transactions contemplated by the Personnel Profiles Agreement, the Company is also required to execute:

(i) a three year employment agreement by and between Paul Nolan and Personnel Profiles, providing for Paul Nolan to serve as President of Personnel Profiles at an annual compensation of $150,000;

(ii) a stock option in favor of Paul Nolan for the purchase of 100,000 shares of Company common stock, exercisable for a period of five years at $1.00 per share for 30,000 shares at the end of the first calendar year of service on the Company's Board of Directors, 35,000 shares at the end of the second calendar year of service on the Company's Board of Directors, and 35,000 shares at the end of the third calendar year of service on the Company's Board of Directors; and

                          SILVER RAMONA MINING COMPANY
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                 MARCH 31, 2001


NOTE 3 - ACQUISITIONS (Continued)


(iii) a stock option in favor of Paul Nolan for the purchase of 100,000 shares of Company common stock, exercisable for a period of five years at $1.00 per share for 30,000 shares at the end of the first calendar year of service with the Company, 35,000 shares at the end of the second calendar year of service with the Company, and 35,000 shares at the end of the third calendar year of service with the Company.

         Paul Nolan will serve as a director of the Company, in addition to serving as President of Personnel Profiles.

         Closing of the transactions contemplated by the Personnel Profiles Agreement occurred as of March 1, 2001.

         c) L AND R MORAN, INC.

         As of January 1, 2001, the Company, and L and R Moran, Inc., a Texas corporation ("L and R Moran") entered into a Purchase and Sale Agreement (the "L and R Moran Agreement"), whereby the Company agreed to purchase substantially all the assets of L and R Moran.

         Pursuant to the L and R Moran Agreement, L and R Moran will receive, in exchange for substantially all its assets, the following:

(i) 50,000 shares of common stock of the Company. The 50,000 shares are convertible at the option of L and R Moran into $50,000 cash upon successful completion by the Company of a private placement offering of its common stock in the amount of $2,000,000 on or before July 1, 2001. In addition, L and R Moran may, at its option, require the Company to redeem the 50,000 shares into $50,000 cash in July 2001, unless the value of the Company's common stock is $1.00 or more on such date.

(ii) $950,000, payable out of the proceeds of a primary or secondary offering of stock at $1.00 per share.

         As a condition to the consummation of the transactions contemplated by the L and R Moran Agreement, the Company is also required to execute

(i) a three year management agreement by and between L.D. Moran and L and R Moran, providing for L.D. Moran to serve as manager of the assets acquired from L and R Moran for an annual compensation of $97,500;

(ii) a stock option in favor of L.D. Moran for the purchase of 100,000 shares of Company common stock, exercisable for a period of five years at $1.00 per share for 30,000 shares at the end of the first calendar year of service on the Company's Board of Directors, 35,000 shares at the end of the second calendar year of service on the Company's Board of Directors, and 35,000 shares at the end of the third calendar year of service on the Company's Board of Directors;

                          SILVER RAMONA MINING COMPANY
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                 MARCH 31, 2001



NOTE 3 - ACQUISITIONS (Continued)

     c)  L AND R MORAN, INC. (CONTINUED)
(iii) a stock option in favor of L.D. Moran for the purchase of 100,000 shares of Company common stock, exercisable for a period of five years at $1.00 per share for 30,000 shares at the end of the first calendar year of service with the Company, 35,000 shares at the end of the second calendar year of service with the Company, and 35,000 shares at the end of the third calendar year of service with the Company; and
(iv) a stock option in favor of Royce Moran for the purchase of 100,000 shares of Company common stock, exercisable for a period of five years at $1.00 per share for 30,000 shares at the end of the first calendar year of service with the Company, 35,000 shares at the end of the second calendar year of service with the Company, and 35,000 shares at the end of the third calendar year of service with the Company.

         L.D. Moran will serve as a director of the Company, in addition to serving as manager of the assets acquired from L and R Moran.

         Closing of the transactions contemplated by the L and R Moran Agreement occurred as of March 1, 2001.

NOTE 4 - PROPERTY AND EQUIPMENT

         Property and equipment is summarized as follows:



                                                                             March 31,          December 31,
                                                                               2001                 2000
                                                                          --------------       -------------
         Machinery and Equipment                                          $       54,338       $      76,492
         Furniture and Fixtures                                                  101,495               9,620
                                                                          --------------       -------------
                                                                                 155,833              86,112
         Less:  Accumulated Depreciation                                         (94,612)            (23,446)
                                                                          --------------       -------------
         Property and Equipment, net                                      $       61,221       $      62,666
                                                                          ==============       =============


         Depreciation expense for the period ended March 31, 2001 and 2000 was $5,822 and $4,073, respectively.

                          SILVER RAMONA MINING COMPANY
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                 MARCH 31, 2001



NOTE 5 -        NOTES PAYABLE

                Notes payable consisted of the following:



                                                                                March 31,          December 31,
                                                                                  2001                  2000
                                                                              ------------         ------------
    a)          First Savings Bank - Interest rate 8.4% -
                  Due on March 25, 2002                                       $    109,932         $    109,932
    b)          First Savings Bank - Interest rate 10.5% -
                  Due on December 15, 2000                                               -                4,000
    c)          First Savings Bank - Interest rate 11%
                  Due on April 19, 2002                                                  -               10,965
    d)          New Millennium - Convertible promissory note
                  Interest rate 8%; due 270 days following
                  November 9, 2000                                                 100,000              100,000
                Various Notes Payable - Interest rate 7% -
                  Due at various dates to 2002                                     146,502              144,299
                                                                              ------------         ------------
                                                                                   356,434              369,196
                      Less:  Current Portion                                      (304,535)            (331,624)
                                                                              ------------         ------------
                      Long-Term Portion                                       $     51,899         $     37,572
                                                                              ============         ============


    a) On March 25, 1999, the Company refinanced its $110,000 loan with First Savings Bank. The loan amount remained $110,000 with interest bearing a rate of 7.75% per annum due on March 25, 2000. Interest only is payable on April 25, 1999 and then on the 25th day of each month thereafter. During March 2000, the Company refinanced the loan again. The loan amount remained $110,000 with interest bearing a rate of 8.4% per annum due on March 25, 2001. Interest only is payable on April 25, 2000 and then on the 25th day of each month thereafter. This loan was renewed during March 2001; the terms and interest rate stay the same.

    b) On August 1, 1999, the Company refinanced its $60,159 loan with First Savings Bank. The loan bore interest at a rate of 10.5% per annum due on August 1, 2000. This loan was then refinanced on December 23, 1999. The loan balance totaled $48,000 bearing interest at a rate of 10% per annum. The loan is payable in 11 payments of $4,000 in principal plus accrued interest beginning on January 15, 2000 and payable the 15th day of every month thereafter until December 15, 2000 when the entire balance shall be due. As of December 31, 2000, this loan was in default for the last payment of $4,000. However, this note was paid in full in the subsequent months.

    c) On April 19, 2000, the Company borrowed $15,000 from First Savings Bank. The loan bears interest at a rate of 11% per annum. The loan is payable in 24 payments of $699 in principal plus accrued interest beginning on May 19, 2000 and payable the 19th day of every month thereafter until April 19, 2002 when the entire balance shall be due. The loan is collateralized by certain accounts receivable, inventory and equipment. As of March 31, 2000, this loan was paid in full.

                          SILVER RAMONA MINING COMPANY
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                 MARCH 31, 2001



NOTE 5 - NOTES PAYABLE (Continued)

    d) Convertible debentures consisted of notes payable in the amount of $100,000 bearing interest at 8% per annum, payable on the 270th day following November 9, 2000. These debentures are convertible into shares of the Company's common stock at the option of the holder by dividing the outstanding principal and interest by the conversion price which shall be equal to or the lesser of (1) 65% of the average bid price during the 10 trading days preceding the conversion date; or (2) U.S. $1.429 per share of common stock.

NOTE 6 - CONVERTIBLE NOTES PAYABLE

         Convertible noes payable consist of the following:



                                                                        March 31,
                                                                          2001
                                                                      -----------
         a) Selling of Career Direction, Inc.                         $   800,000
         b) Selling of Personnel Profiles, Inc.                            00,000
         c) Selling of L & R Moran, Inc.                                  950,000
                                                                      -----------
                                                                        2,250,000
               Less:  Current Portion                                   1,400,000
                                                                      -----------
               Long-Term Portion                                      $   850,000
                                                                      ===========


    a) On January 1, 2001, the Company acquired Career Direction, Inc. for 1,000,000 shares of common stock. At the election of Career Direction seller, in the event the Company conducts a primary or secondary offering of its stock that generates proceeds of at least $1,000,000. Each quarterly installment of 50,000 shares is convertible to cash in the amount of $50,000. These contingent cash obligations of the Company are secured pursuant to a convertible promissory note (see Note 3).

    b) The Company acquired Personnel Profiles, Inc. for a $500,000 convertible note payable at a convertible rate of $62,500 at the end of each calendar quarter beginning March 31, 2001, upon the successful completion by the Company of a private placement offering of its common stock in the amount of at least $1,000,000 (see Note 3).

    c) The Company acquired L and R Moran, Inc., for 50,000 shares of common stock and $950,000 notes payable out of the proceeds of primary or secondary offering of stock at $1.00 per share (see Note 3).

NOTE 7 - COMMITMENTS AND CONTINGENCIES

         The Company leases office space in Dallas, Texas under an operating lease expiring July 31, 2001. Minimum monthly payments under the lease total $4,150.

                          SILVER RAMONA MINING COMPANY
                                AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                 MARCH 31, 2001



NOTE 7 - COMMITMENTS AND CONTINGENCIES (Continued)

         On March 1, 2000, the Company entered into an operating lease for office space located in New York, New York. Minimum monthly payments under the lease total $1,450.

         L&R Moran leased office space under an operating lease expiring May 31, 2001. Minimum monthly payments under the lease total $2,473.

         Career Direction leased office space under an operating lease expiring January 31, 2003. Minimum monthly payments under the lease total $1,745.

         Personnel Profiles leased office space under an operating lease expiring June 30, 2002. Minimum monthly base rent under the lease totaled $2,020 and $2,081 for 2001 and 2002, respectively.

         Rent expense under operating leases for the three months ended March 31, 2001 and 2000, was approximately $44,493 and $18,843, respectively.

         On February 5, 2001, the Company factored its accounts receivable. A lien was filed against all accounts receivable.

NOTE 8 - PREFERRED STOCK

         On September 20, 1999, Achievement Tec amended their Articles of Incorporation to have the authority to issue 1,000,000 shares of newly created preferred Class A stock with no par value. The preferred shares were convertible on a 1:1 basis with Achievement Tec's commons stock.

         During the period from January 1, 2000 to November 9, 2000, Achievement Tec issued 419,874 shares of preferred stock for $600,000. As of November 9, 2000, 559,832 shares of preferred stock have been converted into the Company's common stock per the merger agreement.

         As of March 31, 2000, $400,000 was received on the sale of preferred stocks.

                          SILVER RAMONA MINING COMPANY
                                AND SUBSIDIARIES
                              FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999

                                     INDEX
                                     -----

                                                                      PAGE
                                                                      ----

Independent Auditors' Report                                           1

Consolidated Balance Sheets                                            2

Consolidated Statements of Operations                                  3

Consolidated Statement of Stockholders' Deficiency                     4

Consolidated Statements of Cash Flows                                5 - 6

Notes To Consolidated Financial Statements                           7 - 20


                        INDEPENDENT AUDITORS' REPORT



TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF
 SILVER RAMONA MINING COMPANY


We have audited the accompanying consolidated balance sheets of Silver Ramona Mining Company and Subsidiaries (D/B/A Achievement Tec, Inc.) as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' deficiency and cash flows for the years then ended. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Silver Ramona Mining Company and Subsidiaries as of December 31, 2000 and 1999, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



                                        MERDINGER, FRUCHTER, ROSEN & CORSO, P.C.
                                        Certified Public Accountants


New York, New York
March 6, 2001

                          SILVER RAMONA MINING COMPANY
                                AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                                                                    December 31,
                                                                                         ----------------------------------
                                                                                               2000               1999
                                                                                         ---------------     --------------
      ASSETS
CURRENT ASSETS
  Cash and cash equivalents                                                              $             -     $        5,000
  Accounts receivable, net of allowance for
   doubtful accounts of $17,500 and $6,000                                                       124,872             40,583
  Debt issue costs, net of accumulated amortization
   cost of $6,456 and $-0-                                                                        28,544                  -
  Prepaid expenses                                                                                     -              4,275
                                                                                         ---------------     --------------
      Total current assets                                                                       153,416             49,858

Property and equipment, net of accumulated
 depreciation of $23,446 and $12,438                                                              62,666             35,469

Intangible assets, net of accumulated amortization
 of $2,242 and $-0-                                                                               16,501                  -

Other assets                                                                                       2,671             68,171
                                                                                         ---------------     --------------
      TOTAL ASSETS                                                                       $       235,254            153,498
                                                                                         ===============     ==============

      LIABILITIES AND STOCKHOLDERS' DEFICIENCY
CURRENT LIABILITIES
    Bank overdraft                                                                       $        45,505     $       17,007
    Accounts payable and accrued expenses                                                         21,140             27,847
    Notes payable - Current                                                                      331,624            217,932
                                                                                         ---------------     --------------
       Total current liabilities                                                                 398,269            262,786

Due to officer                                                                                    94,582            219,238

Notes payable - Non Current                                                                       37,572            114,629
                                                                                         ---------------     --------------
       Total liabilities                                                                         530,423            596,653
                                                                                         ---------------     --------------

Commitments and contingencies                                                                       -                     -

STOCKHOLDERS' DEFICIENCY
    Preferred stock - $0.001 par value; 10,000,000
     shares authorized; -0- issued and outstanding                                                  -                     -
    Common stock - $0.001 par value; 50,000,000
     shares authorized; 10,014,748 and 4,226,283
     issued and outstanding                                                                       10,014              4,226
    Additional paid-in capital                                                                   636,963            248,518
    Accumulated deficit                                                                         (942,146)          (695,899)
                                                                                         ---------------     --------------
       Total stockholders' deficiency                                                           (295,169)          (443,155)
                                                                                         ---------------     --------------
       TOTAL LIABILITIES AND STOCKHOLDERS'
           DEFICIENCY                                                                    $       235,254     $      153,498
                                                                                         ===============     ==============

The accompanying notes are an integral part of the consolidated financial statement.

                          SILVER RAMONA MINING COMPANY
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                            For the Year Ended
                                                                                                December 31,
                                                                                   ----------------------------------
                                                                                          2000              1999
                                                                                   -----------------   --------------

REVENUE                                                                            $       1,171,129   $    1,109,889
                                                                                   -----------------   --------------

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
    Salary and employee benefits                                                             912,839          663,259
    Product costs                                                                             13,404          108,300
    Commission expense                                                                        12,632           19,044
    Insurance expense                                                                         80,848           65,080
    Depreciation and amortization expense                                                     13,248            6,538
    Professional fees                                                                         13,760           17,512
    Travel and entertainment expense                                                          64,296           44,844
    Rent expense                                                                              69,422           52,802
    Advertising expense                                                                        6,595            4,297
    Other general and administrative expenses                                                187,920          116,025
                                                                                   -----------------   --------------
       Total selling, general and administrative expenses                                  1,374,964        1,097,701
                                                                                   -----------------   --------------

INCOME FROM OPERATIONS                                                                      (203,835)          12,188
OTHER INCOME (EXPENSE)
    Interest expense                                                                         (42,412)         (47,072)
                                                                                   -----------------   --------------
LOSS BEFORE PROVISION FOR INCOME TAXES                                                      (246,247)         (34,884)

PROVISION FOR INCOME TAXES                                                                         -                -
                                                                                   -----------------   --------------

NET LOSS                                                                           $        (246,247)  $      (34,884)
                                                                                   =================   ==============

NET LOSS PER COMMON SHARE
    Basic                                                                          $           (0.04)  $        (0.01)
                                                                                   =================   ==============
    Diluted                                                                        $           (0.04)  $        (0.01)
                                                                                   =================   ==============








The accompanying notes are an integral part of the consolidated financial statement.

                          SILVER RAMONA MINING COMPANY
                                AND SUBSIDIARIES
               CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIENCY
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999



                                           COMMON STOCK           Additional                       Total
                                           ------------            Paid-in      Accumulated     Stockholders'
                                       Shares       Amount         Capital        Deficit        Deficiency
                                     ----------    ---------      ----------   ------------     -------------
Balance at December 31, 1998,
 adjusted to reflect outstanding
 shares of Silver Ramona              3,302,000    $   3,302      $   49,442   $   (661,015)    $    (608,271)

Net Loss for the year ended
 December 31, 1999                            -            -               -        (34,884)          (34,884)

Issuance of stock, adjusted to
 reflect outstanding shares of
 Silver Ramona                          924,283          924         199,076              -           200,000
                                     ----------    ---------      ----------   ------------     -------------

Balance at December 31, 1999          4,226,283        4,226         248,518       (695,899)         (443,155)

Acquisition of net assets of
 Silver Ramona                        3,000,300        3,000          (3,000)             -                 -

Net Loss for the year ended
 December 31, 2000                            -            -               -       (246,247)         (246,247)

Issuance of stock, adjusted to
 reflect outstanding shares of
 Silver Ramona                        2,773,717        2,774         597,226              -           600,000

Issuance of stock for interest           14,448           14             889              -               903

Debt issue cost                               -            -          35,000              -            35,000

Offering costs                                -            -        (241,670)             -          (241,670)
                                     ----------    ---------      ----------   ------------     -------------

Balance at December 31, 2000         10,014,748    $  10,014      $  636,963   $   (942,146)    $    (295,169)
                                     ==========    =========      ==========   ============     =============





      The accompanying notes are an integral part of the consolidated financial statement.

                          SILVER RAMONA MINING COMPANY
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                                      For the Year Ended
                                                                                          December 31,
                                                                              -----------------------------------
                                                                                   2000                 1999
                                                                              --------------       -------------
CASH FLOW FROM OPERATING ACTIVITIES
   Net loss                                                                   $     (246,247)      $     (34,884)
   Adjustments to reconcile net loss to net cash
   (used in) provided by operating activities:
      Depreciation and amortization expense                                           13,248               6,538
      Issuance of stock for interest                                                     903                   -
      Amortization of debt issue costs                                                 6,456                   -
      Bad debt expense (recovery)                                                     11,500             (16,743)
   Changes in certain assets and liabilities:
      (Increase) decrease  in accounts receivable                                    (95,789)             52,877
      (Increase) decrease in prepaid expenses                                          4,275              (4,275)
      Decrease in accounts payable and accrued expenses                               (6,707)            (12,322)
                                                                              --------------       -------------
Total cash (used in) provided by operating activities                               (312,361)             (8,809)
                                                                              --------------       -------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Increase in property and equipment                                                (38,205)            (30,432)
   Increase in intangible assets                                                     (18,743)                  -
                                                                              --------------       -------------
                                                                                     (56,948)            (30,432)
                                                                              --------------       -------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Offering costs                                                                   (176,170)            (65,500)
   Increase (decrease) in bank overdraft                                              28,498              (9,394)
   Proceeds from notes payable                                                       110,967                   -
   Repayment of notes payable                                                        (74,330)            (43,291)
   Increase (decrease) in due to officer                                            (124,656)            (37,574)
   Sale of preferred stock                                                           600,000             200,000
                                                                              --------------       -------------
Total cash provided by financing activities                                          364,309              44,241
                                                                              --------------       -------------

NET INCREASE IN CASH AND CASH EQUIVALENTS                                             (5,000)              5,000

CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR                                          5,000                   -
                                                                              --------------       -------------

CASH AND CASH EQUIVALENTS - END OF YEAR                                       $            -       $       5,000
                                                                              ==============       =============

CASH PAID DURING THE YEAR FOR:
   Interest expense                                                           $            -       $      47,072
                                                                              ==============       =============
   Income taxes                                                               $            -       $           -
                                                                              ==============       =============


                             SILVER RAMONA MINING COMPANY
                                   AND SUBSIDIARIES
                         CONSOLIDATED STATEMENTS OF CASH FLOWS
                              DECEMBER 31, 2000 AND 1999



NON CASH FINANCING ACTIVITIES:

       The Company incurred debt issue costs of $35,000 in relation to their issuance of notes payable.

       During the year ended December 31, 2000, the Company reclassed prepaid offering costs of $65,500 against the related proceeds.



































       The accompanying notes are an integral part of the consolidated financial statement.

                            SILVER RAMONA MINING COMPANY
                                  AND SUBSIDIARIES
                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             DECEMBER 31, 2000 AND 1999


NOTE 1 -          SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

           a)     BASIS OF PRESENTATION
                  The accompanying consolidated financial statements include the accounts of Silver Ramona Mining Company (the "Company"), a holding company organized under the laws of the State of Idaho on May 25, 1967. The Company, on February 28, 2000, voted to amend its Articles of Incorporation to the State of Delaware. Its Subsidiaries include:

                    1) Achievement Tec, Inc. ("Achievement Tec"), formerly known as Profile Technologies, Inc. and Communications Institute of America, Inc., was incorporated under the laws of the state of Texas during 1956; and

                    2)   Achievement Tec Acquisition Corporation
                         ("Acquisition"), was incorporated under the laws of the state of Delaware on November 1, 2000.

                  Effective May 9, 2000, the Company, Achievement Tec and Acquisition entered into an Agreement and Plan of Merger, subsequently amended by a certain Addendum to Agreement and Plan of Merger, dated as of July 1, 2000, among the Company, Achievement Tec and Acquisition (as amended, the "Merger Agreement"), whereby Acquisition will merge with and into Achievement Tec pursuant to the laws of the State of Delaware and Texas, and Achievement Tec will be the surviving corporation (the "Merger") (see Note 2 for Reorganization). Pursuant to the Merger Agreement, the holders of the common and preferred stock of Achievement Tec will receive an aggregate of 7,000,000 shares of common stock of the Company, representing approximately 70% of the outstanding common stock of the Company immediately following such issuance.

                  The financial statement presented include the accounts of Achievement Tec from its inception (May 25, 1967) and that of Silver Ramona Mining Company from November 9, 2000 to December 31, 2000.

           b)     LINE OF BUSINESS
                  The Company develops, markets, and sells computer PC Software to compare an individual's mental aptitudes and personality traits to the aptitudes and traits (and the levels required) for success in a particular job. During 2000 and 1999, the Company has expanded its product line and converted it for utilization via the internet. The Company has developed product lines and business models for e-commerce that focus on applicant attraction, employee selection, employee training and development and delivery of online services. For delivery of these product lines, the Company has developed the following websites:

                    www.virtualhrcenter.com
                    -----------------------
                    www.positivestep.com
                    --------------------
                    www.careerdirection.com
                    -----------------------
                    www.mycareerdirection.com
                    -------------------------

                            SILVER RAMONA MINING COMPANY
                                  AND SUBSIDIARIES
                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             DECEMBER 31, 2000 AND 1999


NOTE 1 -          SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

           c)     USE OF ESTIMATES
                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the periods presented. Actual results could differ from those estimates.

           d)     REVENUE RECOGNITION
                  Revenue is recognized based upon the accrual method of accounting. Revenue is recorded at the time of the sale, usually upon shipment of the product.

           e)     CASH AND CASH EQUIVALENTS
                  The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

           f)     CONCENTRATION OF CREDIT RISK
                  The Company places its cash in what it believes to be credit-worthy financial institutions. However, cash balances may exceed FDIC insured levels at various times during the year.

           g)     PROPERTY AND EQUIPMENT
                  Property and equipment is stated at cost. Depreciation is computed using the straight-line method based upon the estimated useful lives of the various classes of assets.

           h)     INCOME TAXES
                  Income taxes are provided for based on the liability method of accounting pursuant to Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". The liability method requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the reported amount of assets and liabilities and their tax basis.

           i)     ADVERTISING COSTS
                  Advertising costs are expensed as incurred and included in selling, general and administrative expenses. For the years ended December 31, 2000 and 1999, advertising expense amounted to $6,595 and $4,297, respectively.

                            SILVER RAMONA MINING COMPANY
                                  AND SUBSIDIARIES
                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             DECEMBER 31, 2000 AND 1999


NOTE 1 -          SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

           j)     FAIR VALUE OF FINANCIAL INSTRUMENTS
                  The Company's financial instruments consist of cash, accounts receivable, inventory, accounts payable and accrued expenses, and long-term debt. The carrying amounts of cash, accounts receivable and accounts payable and accrued expenses approximate fair value due to the highly liquid nature of these short-term instruments. The fair value of long-term borrowings was determined based upon interest rates currently available to the Company for borrowings with similar terms. The fair value of long-term borrowings approximates the carrying amounts as of December 31, 2000 and 1999.

           k)     LONG-LIVED ASSETS
                  SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company has adopted this statement and has determined that recognition of an impairment loss for applicable assets of continuing operations is not necessary.

           l)     OFFERING COSTS
                  Offering costs consist primarily of professional fees. These costs are charged against the proceeds of the sale of common stock in the periods in which they occur.

           m)     DEBT ISSUE COSTS
                  Debt issue costs represent various commissions paid and the estimated cost of the 35% conversion discount feature relating to the issuance of the Company's convertible debentures. These costs are being amortized over the life of the debt (see Note
                  4).

           n)     STOCK-BASED COMPENSATION
                  SFAS No. 123, "Accounting for Stock-Based Compensation", encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock.

           o)     LOSS PER SHARE
                  SFAS No. 128, "Earnings Per Share" requires presentation of basic loss per share ("Basic LPS") and diluted loss per share ("Diluted LPS").

                            SILVER RAMONA MINING COMPANY
                                  AND SUBSIDIARIES
                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             DECEMBER 31, 2000 AND 1999


NOTE 1 -          SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

           o)     LOSS PER SHARE (CONTINUED)
                  The computation of basic loss per share is computed by dividing loss available to common stockholders by the weighted average number of outstanding common shares during the period. Diluted loss per share gives effect to all dilutive potential common shares outstanding during the period. The computation of diluted LPS does not assume conversion, exercise or contingent exercise of securities that would have an anti-dilutive effect on losses.

                  The shares used in the computation of loss per share, as restated, were as follows:

                                                        December 31,
                                                        ------------
                                                     2000          1999
                                                     ----          ----
                     Basic                         6,080,000     3,750,000
                                                   =========     =========
                     Diluted                       6,080,000     3,750,000
                                                   =========     =========

           p)     COMPREHENSIVE INCOME
                  SFAS No. 130, "Reporting Comprehensive Income" establishes standards for the reporting and display of comprehensive income and its components in the financial statements. As of December 31, 2000 and 1999, the Company has no items that represent comprehensive income and, therefore, has not included a schedule of comprehensive income in the financial statements.

           q)     RECENT ACCOUNTING PRONOUNCEMENTS
                  SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information" was issued, which changes the way public companies report information about segments. SFAS No. 131, which is based on the selected segment information, requires quarterly and entity-wide disclosures about products and services, major customers, and the material countries in which the entity holds assets and reports revenues. SFAS No. 131 does not effect the Company as of December 31, 2000 and 1999.

                  SFAS No. 132, "Employers' Disclosures about Pension and Other Post Employment Benefits," was issued in February 1998 and specifies amended disclosure requirements regarding such obligations. SFAS No. 132 does not effect the Company as of December 31, 2000 and 1999.

                            SILVER RAMONA MINING COMPANY
                                  AND SUBSIDIARIES
                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             DECEMBER 31, 2000 AND 1999




NOTE 1 -          SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

           q)     RECENT ACCOUNTING PRONOUNCEMENTS (CONTINUED)

                  SFAS No. 133, "Accounting for Derivative Instruments and for Hedging Activities" requires that certain derivative instruments be recognized in balance sheets at fair value and for changes in fair value to be recognized in operations. Additional guidance is also provided to determine when hedge accounting treatment is appropriate whereby hedging gains and losses are offset by losses and gains related directly to the hedged item. While the standard, as amended, must be adopted in the fiscal year beginning after June 15, 2000, its impact on the Company's financial statements is not expected to be material as the Company has not historically used derivative and hedge instruments.

                  Statement of Position ("SOP") No. 98-1 specifies the appropriate accounting for costs incurred to develop or obtain computer software for internal use. The new pronouncement provides guidance on which costs should be capitalized, and over what period such costs should be amortized and what disclosures should be made regarding such costs. This pronouncement is effective for fiscal years beginning after December 15, 1998, but earlier application is acceptable. Previously capitalized costs will not be adjusted. The Company believes that it is already in substantial compliance with the accounting requirements as set forth in this new pronouncement, and therefore believes that adoption will not have a material effect on financial condition or operating results.

                  SOP No. 98-5 requires that companies write-off previously defined capitalized start-up costs including organization costs and expense future start-up costs as incurred. This statement does not effect the Company as of December 31, 2000 and 1999.

NOTE 2 -          CORPORATE REORGANIZATION AND MERGER

                  On May 9, 2000, the Company entered into an agreement and plan of merger, subsequently amended on July 1, 2000 and executed on November 9 2000. This Reorganization Agreement (the "Agreement") provided that the Company's wholly owned subsidiary, Acquisition and Achievement Tec would be merged and Achievement Tec would be the surviving entity. Acquisition had no assets or liabilities as of the date of the merger. On November 14, 2000, a certificate of merger was filed with the State of Texas. In connection with the merger transaction, shareholders of Achievement Tec, received the following:

                    i)   7,000,000 shares of the Company's common stock; and

                    ii)  14,448 shares of the Company's common stock.

                            SILVER RAMONA MINING COMPANY
                                  AND SUBSIDIARIES
                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             DECEMBER 31, 2000 AND 1999



NOTE 2 -          CORPORATE REORGANIZATION AND MERGER (Continued)

                  This merger transaction has been accounted for in the financial statements as a reverse acquisition. As a result of this transaction the former shareholders of Achievement Tec acquired or exercised control over a majority of the shares of the Company. Accordingly, the transaction has been treated for accounting purposes as a recapitalization of Achievement Tec and, therefore, these financial statements represent a continuation of the legal entity, Achievement Tec, not the Company, the legal survivor. Consequently, the comparative figures are those of Achievement Tec. Because the historical financial statements are presented in this manner, proforma financial statements are not required.

                  In accounting for this transaction:

                     i) Achievement Tec is deemed to be the purchaser and surviving company for accounting purposes. Accordingly, its net assets are included in the balance sheet at their historical book values;

                     ii) Control of the net assets and business of Achievement Tec was acquired effective on November 9, 2000 (the "Effective Date"). This transaction has been accounted for as a purchase of the assets and liabilities of the Company by Achievement Tec. As of November 9, 2000, the Company had no assets or liabilities. Summary of their balance sheet was as follows:

                               Common stock                           $          3,000
                               Additional paid-in capital                      142,020
                               Accumulated deficit                            (145,020)
                                                                      ----------------
                                 Total stockholders' equity           $              -
                                                                      ================

                     iii) The statements of operations and cash flows include Achievement Tec results of operations and cash flows from January 1, 1999 and the Company's results of operations from the Effective Date.

                          SILVER RAMONA MINING COMPANY
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999



NOTE 3 -          PROPERTY AND EQUIPMENT

                  Property and equipment is summarized as follows:

                                                                                                December 31,
                                                                                   ----------------------------------
                                                                                          2000              1999
                                                                                   -----------------   --------------

                  Machinery and Equipment                                          $          76,492   $       44,907
                  Furniture and Fixtures                                                       9,620            3,000
                                                                                   -----------------   --------------
                                                                                              86,112           47,907
                  Less:  Accumulated Depreciation                                            (23,446)         (12,438)
                                                                                   -----------------   --------------
                  Property and Equipment, net                                      $          62,666   $       35,469
                                                                                   =================   ==============

                  Depreciation expense for the years ended December 31, 2000 and 1999 was $11,008 and $6,538, respectively.

NOTE 4 -             NOTES PAYABLE

                     Notes payable consisted of the following:

                                                                                               December 31,
                                                                                   ----------------------------------
                                                                                          2000              1999
                                                                                   -----------------   --------------
           a)     First Savings Bank - Interest rate 8.4% -
                    Due on March 25, 2001                                          $         109,932   $      109,932
           b)     First Savings Bank - Interest rate 10.5% -
                    Due on December 15, 2000                                                   4,000           48,000
           c)     First Savings Bank - Interest rate 11%
                    Due on April 19, 2002                                                     10,965                -
           d)     New Millennium - Convertible promissory note
                    Interest rate 8%; due 270 days following
                    November 9, 2000                                                         100,000                -
                  Various Notes Payable - Interest rate 7% -
                    Due at various dates to 2002                                             144,299          174,629
                                                                                   -----------------   --------------
                                                                                             369,196          332,561
                             Less:  Current Portion                                         (331,624)        (217,932)
                                                                                   -----------------   --------------
                             Long-Term Portion                                     $          37,572   $      114,629
                                                                                   =================   ==============

           a) On March 25, 1999, the Company refinanced its $110,000 loan with First Savings Bank. The loan amount remained $110,000 with interest bearing a rate of 7.75% per annum due on March 25, 2000. Interest only is payable on April 25, 1999 and then on the 25th day of each month thereafter. During March 2000, the Company refinanced the loan again. The loan amount remained $110,000 with interest bearing a rate of 8.4% per annum due on March 25, 2001. Interest only is payable on April 25, 2000 and then on the 25th day of each month thereafter.

                            SILVER RAMONA MINING COMPANY
                                  AND SUBSIDIARIES
                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             DECEMBER 31, 2000 AND 1999



NOTE 4 -          NOTES PAYABLE (Continued)

           b) On August 1, 1999, the Company refinanced its $60,159 loan with First Savings Bank. The loan beared interest at a rate of 10.5% per annum due on August 1, 2000. This loan was then refinanced on December 23, 1999. The loan balance totaled $48,000 bearing interest at a rate of 10% per annum. The loan is payable in 11 payments of $4,000 in principal plus accrued interest beginning on January 15, 2000 and payable the 15th day of every month thereafter until December 15, 2000 when the entire balance shall be due. As of December 31, 2000, this loan was in default for the last payment of $4,000. However, this note was paid in full in the subsequent months.

           c) On April 19, 2000, the Company borrowed $15,000 from First Savings Bank. The loan bears interest at a rate of 11% per annum. The loan is payable in 24 payments of $699 in principal plus accrued interest beginning on May 19, 2000 and payable the 19th day of every month thereafter until April 19, 2002 when the entire balance shall be due. The loan is collateralized by certain accounts receivable, inventory and equipment.

           d) Convertible debentures consisted of notes payable in the amount of $100,000 bearing interest at 8% per annum, payable on the 270th day following November 9, 2000. These debentures are convertible into shares of the Company's common stock at the option of the holder by dividing the outstanding principal and interest by the conversion price which shall be equal to or the lesser of (1) 65% of the average bid price during the 10 trading days preceding the conversion date; or (2) U.S. $1.429 per share of common stock.

NOTE 5 -          COMMITMENTS AND CONTINGENCIES

                  The Company leases office space in Dallas, Texas under an operating lease expiring July 31, 2001. Minimum monthly payments under the lease total $4,150.

                  On March 1, 2000, the Company entered into an operating lease for office space located in New York, New York. Minimum monthly payments under the lease total $1,450.

                  Rent expense under operating leases for the nine months ended December 31, 2000 and 1999, was approximately $69,422 and $52,802, respectively.

                            SILVER RAMONA MINING COMPANY
                                  AND SUBSIDIARIES
                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             DECEMBER 31, 2000 AND 1999



NOTE 6 -          PREFERRED STOCK

                  On September 20, 1999, Achievement Tec amended their Articles of Incorporation to have the authority to issue 1,000,000 shares of newly created preferred Class A stock with no par value. The preferred shares were convertible on a 1:1 basis with Achievement Tec's commons stock. As of December 31, 1999, 139,958 shares were issued.

                  During the period from January 1, 2000 to November 9, 2000, Achievement Tec issued 419,874 shares of preferred stock for $600,000. As of November 9, 2000, 559,832 shares of preferred stock have been converted into the Company's common stock per the merger agreement.

NOTE 7 -          RELATED PARTY TRANSACTIONS

                  As of December 31, 2000 and 1999, the Company has a payable due to an officer totaling $94,582 and $219,238, respectively. These amounts represent advances made to the Company by its Chief Executive Officer ("CEO") for various expenses. This payable bears interest at the rate of 8% per annum, with interest only payable in monthly installments beginning on January 1, 1999 continuing until January 1, 2004, at which time the remaining unpaid principal and interest shall be due in full.

NOTE 8 -          INCOME TAXES

                  The components of the provision for income taxes are as follows:

                                                                                                December 31,
                                                                                   ----------------------------------
                                                                                          2000              1999
                                                                                   -----------------   --------------
                  Current Tax Expense
                     U.S. Federal                                                  $               -   $            -
                     State and Local                                                               -                -
                                                                                   -----------------   --------------
                  Total Current                                                                    -                -
                                                                                   -----------------   --------------

                  Deferred Tax Expense
                     U.S. Federal                                                                  -                -
                     State and Local                                                               -                -
                                                                                   -----------------   --------------
                  Total Deferred                                                                   -                -
                                                                                   -----------------   --------------

                  Total Tax Provision (Benefit) from
                   Continuing Operations                                           $               -   $            -
                                                                                   =================   ==============

                  The reconciliation of the effective income tax rate to the Federal statutory rate is as follows for the years ended December 31, 2000 and 1999:

                          SILVER RAMONA MINING COMPANY
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999


NOTE 8 -          INCOME TAXES (Continued)

                  Federal Income Tax Rate                               (34.0)%
                  Effect of Valuation Allowance                          34.0%
                                                                 ------------
                  Effective Income Tax Rate                               0.0%
                                                                 ============

                  At December 31, 2000 and 1999, the Company had net carryforward losses of approximately $942,146 and $695,899, respectively. Because of the current uncertainty of realizing the benefit of the tax carryforwards, a valuation allowance equal to the tax benefit for deferred taxes has been established. The full realization of the tax benefit associated with the carryforwards depends predominantly upon the Company's ability to generate taxable income during the carryforward period.

                  Deferred tax assets and liabilities reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                        December 31,
                                                            ---------------------------------
                                                                  2000             1999
                                                            ---------------- ----------------
                  Deferred Tax Assets
                     Loss Carryforwards                     $        320,000 $        236,600
                     Less:  Valuation Allowance                     (320,000)        (236,600)
                                                            ---------------- ----------------
                  Net Deferred Tax Assets                   $              - $              -
                                                            ================ ================

                  Net operating loss carryforwards expire starting in 2007 through 2014. Per year availability is subject to change of ownership limitations under Internal Revenue Code Section 382.

NOTE 9 -          SUBSEQUENT EVENTS

                  As of January 1, 2001, the Company acquired three subsidiaries: Career Direction, Inc., Personnel Profiles, Inc., and L and R Moran, Inc.

                  CAREER DIRECTIONS, INC.
                  As of January 1, 2001, the Company and Joe Loyd and Karen Loyd (the "Career Direction Sellers") entered into a Purchase and Sale Agreement (the "Career Direction Agreement"), whereby the Company agreed to purchase all the outstanding capital stock of Career Direction, Inc., a Texas corporation ("Career Direction") from the Career Direction Sellers.

                          SILVER RAMONA MINING COMPANY
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999

NOTE 9 -          SUBSEQUENT EVENTS (Continued)

                  CAREER DIRECTION, INC.(Continued)
                  Pursuant to the Career Direction Agreement, the Career Direction Sellers will receive, in exchange for all the capital stock of Career Direction, the following:

         (i) 50,000 shares of common stock of the Company. The 50,000 shares are convertible at the option of the Career Direction Sellers into $50,000 cash upon successful completion by the Company of a private placement offering of its common stock in the amount of $2,000,000 on or before July 1, 2001. In addition, the Career Direction Sellers may, at their option, require the Company to redeem the 50,000 shares into $50,000 cash in July, 2001, unless the value of the Company's common stock is $1.00 or more on such date.

         (ii) An additional 950,000 shares of common stock of the Company, of which 150,000 shares will be issued at closing, and the remainder will be issued at the rate of 50,000 shares per quarter for 16 quarters. The initial 150,000 shares are convertible to cash in the amount of $150,000, at the election of the Career Direction Sellers, in the event the Company conducts a primary or secondary offering of its stock that generates proceeds at least in that amount. Each quarterly installment of 50,000 shares is convertible to cash in the amount of $50,000, at the election of the Career Direction Sellers, in the event the market value of the Company's common stock falls below $1.00 per share when the installment is due. These contingent cash obligations of the Company of $950,000 are secured pursuant to a convertible promissory note, which is payable with interest on the earlier to occur of (a) 16 calendar quarters after the successful completion by the Company of a private placement offering of its common stock in the amount of $5,000,000 that closes on or before July 1, 2001 (a "Qualified Financing"), or (b) December 21, 2004. Upon the consummation of a Qualified Financing, the unpaid principal and accrued interest on the promissory note may, at the holder's option, be converted into shares of Company common stock at the beginning of any of the subsequent 16 calendar quarters and in amounts equal to the outstanding principal and unpaid accrued interest then due thereunder divided by $1.00.

                  As a condition to the consummation of the transactions contemplated by the Career Direction Agreement, the Company is also required to execute

         (i) a three year employment agreement by and between Joe Loyd and Career Direction, providing for Joe Loyd to serve as President of Career Direction at an annual compensation of $175,000;

         (ii) a three year employment agreement by and between Karen Loyd and Career Direction, providing for annualcompensation of $125,000;

         (iii) a stock option in favor of Joe Loyd for the purchase of 100,000 shares of Company common stock, exercisable for a period of five years at $1.00 per share for 30,000 shares at the end of the first calendar year of service on the Company's Board of Directors, 35,000 shares at the end of the second calendar year of service on the Company's Board of Directors, and 35,000 shares at the end of the third calendar year of service on the Company's Board of Directors;

                           SILVER RAMONA MINING COMPANY
                                 AND SUBSIDIARIES
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            DECEMBER 31, 2000 AND 1999


NOTE 9 -          SUBSEQUENT EVENTS (Continued)

                  CAREER DIRECTIONS, INC. (Continued)
         (iv) a stock option in favor of Joe Loyd for the purchase of 100,000 shares of Company common stock, exercisable for a period of five years at $1.00 per share for 30,000 shares at the end of the first calendar year of service with the Company, 35,000 shares at the end of the second calendar year of service with the Company, and 35,000 shares at the end of the third calendar year of service with the Company; and

         (v) a stock option in favor of Karen Loyd for the purchase of 100,000 shares of Company common stock, exercisable for a period of five years at $1.00 per share for 30,000 shares at the end of the first calendar year of service with the Company, 35,000 shares at the end of the second calendar year of service with the Company, and 35,000 shares at the end of the third calendar year of service with the Company.

                  Joe Loyd will serve as a director of the Company, in addition to serving as President of Career Direction.

                  Closing of the transactions contemplated by the Career Direction Agreement occurred as of March 1, 2001.

                  PERSONNEL PROFILES, INC.
                  As of January 1, 2001, the Company and Paul Nolan, Jr., Trustee of a Charitable Remainder Trust (the "Personnel Profiles Seller"), entered into a Purchase and Sale Agreement (the "Personnel Profiles Agreement"), whereby the Company agreed to purchase all the outstanding capital stock of Personnel Profiles, Inc., an Ohio corporation ("Personnel Profiles") from the Personnel Profiles Seller.

                  Pursuant to the Personnel Profiles Agreement, the Personnel Profiles Seller will receive, in exchange for all the capital stock of Personnel Profiles, $500,000, payable at the rate of $62,500 at the end of each calendar quarter beginning March 31, 2001 and continuing thereafter until paid in full on December 31, 2002. Upon the successful completion by the Company of a private placement offering of its common stock in the amount of at least $1,000,000, the Personnel Profiles Seller may require prepayment of the purchase price at the rate of $125,000 for each $1,000,000 raised. At the Personnel Profiles Seller's election, any $62,500 payment may instead be converted into 62,500 shares of Company common stock.

                  As a condition to the consummation of the transactions contemplated by the Personnel Profiles Agreement, the Company is also required to execute

         (i) a three year employment agreement by and between Paul Nolan and Personnel Profiles, providing for Paul Nolan to serve as President of Personnel Profiles at an annual compensation of $150,000;

                          SILVER RAMONA MINING COMPANY
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999


NOTE 9 -          SUBSEQUENT EVENTS (Continued)

                  PERSONNEL PROFILES, INC. (Continued)
         (ii) a stock option in favor of Paul Nolan for the purchase of 100,000 shares of Company common stock, exercisable for a period of five years at $1.00 per share for 30,000 shares at the end of the first calendar year of service on the Company's Board of Directors, 35,000 shares at the end of the second calendar year of service on the Company's Board of Directors, and 35,000 shares at the end of the third calendar year of service on the Company's Board of Directors; and

         (iii) a stock option in favor of Paul Nolan for the purchase of 100,000 shares of Company common stock, exercisable for a period of five years at $1.00 per share for 30,000 shares at the end of the first calendar year of service with the Company, 35,000 shares at the end of the second calendar year of service with the Company, and 35,000 shares at the end of the third calendar year of service with the Company.

                  Paul Nolan will serve as a director of the Company, in addition to serving as President of Personnel Profiles.

                  Closing of the transactions contemplated by the Personnel Profiles Agreement occurred as of March 1, 2001.

                  L AND R MORAN, INC.
                  As of January 1, 2001, the Company, and L and R Moran, Inc., a Texas corporation ("L and R Moran") entered into a Purchase and Sale Agreement (the "L and R Moran Agreement"), whereby the Company agreed to purchase substantially all the assets of L and R Moran.

                  Pursuant to the L and R Moran Agreement, L and R Moran will receive, in exchange for substantially all its assets, the following:

         (i) 50,000 shares of common stock of the Company. The 50,000 shares are convertible at the option of L and R Moran into $50,000 cash upon successful completion by the Company of a private placement offering of its common stock in the amount of $2,000,000 on or before July 1, 2001. In addition, L and R Moran may, at its option, require the Company to redeem the 50,000 shares into $50,000 cash in July, 2001, unless the value of the Company's common stock is $1.00 or more on such date.

         (ii) $950,000, payable out of the proceeds of a primary or secondary offering of stock at $1.00 per share.

                          SILVER RAMONA MINING COMPANY
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999


NOTE 9 -          SUBSEQUENT EVENTS (Continued)

                  L AND R MORAN, INC. (continued)
                  As a condition to the consummation of the transactions contemplated by the L and R Moran Agreement, the Company is also required to execute

         (i) a three year management agreement by and between L.D. Moran and L and R Moran, providing for L.D. Moran to serve as manager of the assets acquired from L and R Moran for an annual compensation of $97,500;

         (ii) a stock option in favor of L.D. Moran for the purchase of 100,000 shares of Company common stock, exercisable for a period of five years at $1.00 per share for 30,000 shares at the end of the first calendar year of service on the Company's Board of Directors, 35,000 shares at the end of the second calendar year of service on the Company's Board of Directors, and 35,000 shares at the end of the third calendar year of service on the Company's Board of Directors;

         (iii) a stock option in favor of L.D. Moran for the purchase of 100,000 shares of Company common stock, exercisable for a period of five years at $1.00 per share for 30,000 shares at the end of the first calendar year of service with the Company, 35,000 shares at the end of the second calendar year of service with the Company, and 35,000 shares at the end of the third calendar year of service with the Company; and

         (iv) a stock option in favor of Royce Moran for the purchase of 100,000 shares of Company common stock, exercisable for a period of five years at $1.00 per share for 30,000 shares at the end of the first calendar year of service with the Company, 35,000 shares at the end of the second calendar year of service with the Company, and 35,000 shares at the end of the third calendar year of service with the Company.

                  L.D. Moran will serve as a director of the Company, in addition to serving as manager of the assets acquired from L and R Moran.

                  Closing of the transactions contemplated by the L and R Moran Agreement occurred as of March 1, 2001.

PART II--INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 ("Section 145") of the General Corporation Law of the State of Delaware (the "DGCL"") permits a corporation, under specified circumstances, to indemnify its directors and officers against expenses (including attorneys' fees) and other liabilities actually and reasonably incurred by them as a result of any suit brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 145 also provides that directors and officers may also be indemnified against expenses (including attorneys' fees) incurred by them in connection with a derivative suit by the corporation if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made, unless otherwise determined by the court, if such person was adjudged liable to the corporation.

Article Eighth of Registrant's Certificate of Incorporation provides for indemnification of Achievement Tec's directors and officers to the extent and under the circumstances permitted by the DGCL.

The above discussion of the DGCL and of Registrant's Certificate of Incorporation is not intended to be exhaustive and is qualified in its entirety by such statutes and Certificate of Incorporation.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated expenses to be incurred in connection with the distribution of the securities being registered. The Registrant shall pay the expenses. The security holders will pay no expenses.

      SEC Registration Fee                             $  952
      Printing and Engraving Expenses                   5,000*
      Legal Fees and Expenses                           5,000*
      Accounting Fees and Expenses                     _______
      Blue Sky Fees and Expenses                       _______
      Transfer Agent Fees                              _______
      Miscellaneous                                    _______
      Total                                            $10,952*
      *estimate                                        ========

RECENT SALES OF UNREGISTERED SECURITIES

During 1999, Registrant issued 139,958 shares of Class A preferred stock for $200,000. During the period from January 1, 2000 to November 9, 2000, Registrant issued 446,416 shares of Class A preferred stock for $637,929. The offering was made to a limited number of sophisticated investors and was structured so as to comply with Section 4(2) of the Securities Act of 1933, as amended. The preferred shares were converted on a 1:1 basis into Registrant's common stock as of November 9, 2000.

On May 9, 2000, Registrant entered into an agreement and plan of merger, subsequently amended on July 1, 2000 and executed on November 9 2000 which provided that Registrant's wholly owned subsidiary, Acquisition and Achievement Tec, Inc. would be merged and Achievement Tec, Inc. would be the surviving entity. In connection with the merger transaction, shareholders of Achievement Tec, Inc., including the holders of common shares received upon conversion of the preferred, received 7,014,448 shares of Registrant's common stock. The transaction was structured so as to comply with Section 4(2) of the Securities Act of 1933, as amended.

As of November 9, 2000, 1,195,000 shares of Registrant's common stock were issued to a limited number of individuals in exchange for services rendered in connection with the merger. The transaction was structured so as to comply with
Section 4(2) of the Securities Act of 1933, as amended.

Registrant entered into a Secured Convertible Debenture Purchase and Exchange Agreement dated as of June 29, 2001 (the "Purchase Agreement"), by and among Registrant and AJW Partners, LLC and New Millennium Capital Partners II, LLC (individually a "Purchaser" and collectively the "Purchasers"). Pursuant to the Purchase Agreement, the Purchasers purchased an aggregate principal amount of $1,192,949.09 of Achievement Tec's 10% Secured Convertible Debentures, due twenty-four months from issuance (the "Debentures"). The Debentures are convertible into shares of Registrant's common stock. As consideration for the purchase of the Debentures, the Purchasers (i) paid $250,000; (ii) exchanged convertible debentures of Registrant in the aggregate principal amount of $105,019.18; and (iii) exchanged 586,375 shares of common stock. In addition, the Purchasers agreed, subject to the terms and conditions of the Purchase Agreement, to purchase for cash an additional $250,000 of Debentures, to be paid on the second trading day after the effective date of a registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, covering all shares of common stock into which the Debentures are convertible. The transaction was structured so as to comply with Section 4(2) of the Securities Act of 1933, as amended.

EXHIBITS

      3(i)  Articles of Incorporation. *
      3(ii) By-Laws. *
      4     Specimen Stock Certificate. *
      5     Legal Opinion of Frederick C. Summers, III, P.C. regarding the validity of the securities
      10.1  Agreement and Plan of Merger dated as of May 9, 2000, subsequently amended by a certain Addendum to Agreement and Plan of Merger, dated as of July 1, 2000, among Silver Ramona Mining, Inc., Achievement
            Tec Acquisition Corporation, a Delaware corporation, and Achievement
            Tec, Inc., a Texas corporation. **
      10.2  Secured Convertible Debenture Purchase and Exchange Agreement dated as of June 29, 2001 by and among the Company and AJW Partners, LLC and New Millennium Capital Partners II, LLC (the "Purchasers"). ***
      10.3  Registration Rights Agreement dated as of June 29, 2001, among the
            Company and the Purchasers. ***
      10.4  Silver Ramona Mining, Inc. 10% Secured Convertible Debenture Due
            June 29, 2003 in the principal sum of $794,119.79, issued to New
            Millennium Capital Partners II, LLC.
      10.5  Silver Ramona Mining, Inc. 10% Secured Convertible Debenture Due
            June 29, 2003 in the principal sum of $398,829.30, issued to AJW
            Partners, LLC.
      10.6  Security Agreement among the Company and the Purchasers. ***
      10.7  Intellectual Property Security Agreement among the Company and the
            Purchasers. ***
      10.8  Purchase and Sale Agreement, dated as of January 1, 2001, by and between Silver Ramona Mining, Inc., a Delaware corporation, and Joe
            Loyd and Karen Loyd. ****
      10.9  Employment Agreement, dated as of January 1, 2001, by and between
            Career Direction, Inc. and Joe Loyd. ****
      10.10 Employment Agreement, dated as of January 1, 2001, by and between
            Career Direction, Inc. and Karen Loyd. ****
      10.11 Achievement Tec, Inc. Board of Directors Stock Option in favor of
            Joe Loyd. ****
      10.12 Achievement Tec, Inc. Senior Management Stock Option in favor of Joe
            Loyd. ****
      10.13 Achievement Tec, Inc. Senior Management Stock Option in favor of
            Karen Loyd. ****
      10.14 Achievement Tec, Inc. Convertible Promissory Note. ****
      10.15 Purchase and Sale Agreement, dated as of January 1, 2001, by and between Silver Ramona Mining, Inc., a Delaware corporation, and Paul
            Nolan, Jr., Trustee of a Charitable Remainder Trust. ****
      10.16 Employment Agreement, dated as of January 1, 2001, by and between
            Personnel Profiles, Inc. and Paul Nolan. ****
      10.17 Achievement Tec, Inc. Board of Directors Stock Option in favor of
            Paul Nolan. ****
      10.18 Achievement Tec, Inc. Senior Management Stock Option in favor of
            Paul Nolan. ****

      10.19 Purchase and Sale Agreement, dated as of January 1, 2001, by and between Silver Ramona Mining, Inc., a Delaware corporation, and L+R
            Moran, Inc., a Texas corporation. ****
      10.20 Management Agreement, dated as of January 1, 2001, by and between
            L+R Moran, Inc. and L.D. Moran. ****
      10.21 Achievement Tec, Inc. Board of Directors Stock Option in favor of
            L.D. Moran. ****
      10.22 Achievement Tec, Inc. Senior Management Stock Option in favor of
            L.D. Moran. ****
      10.23 Achievement Tec, Inc. Senior Management Stock Option in favor of
            Royce Moran. ****
      10.24 Agreement entered into by and among Career Direction, Inc., Joe
            Loyd, Karen Loyd, Achievement Tec, Inc. and Achievement Tec
            Holdings, Inc., executed as of July 19, 2001.*****
      16    Letter from HJ & Associates, LLC, addressed to the Commission, in accordance with Item 304(a)(3) of Regulation SKB. ******
      21    Subsidiaries. *******
      23.1  Consent of Frederick C. Summers, III, P.C. (included in its opinion as Exhibit 5 herein)
      23.2  Consent of Merdinger, Fruchter, Rosen & Corso, P.C., independent auditors.

----------

            *       Filed as exhibit to Form 10-SB.
            **      Filed as exhibit to Form 8-K, filed November 14, 2000.
            ***     Filed as exhibit to Form 8-K, filed July 17, 2001.
            ****    Filed as exhibit to Form 8-K, filed March 6, 2001.
            *****   Filed as exhibit to Form 8-K, filed July 25, 2001.
            ****** Filed as exhibit to Form 8-K, filed May 14, 2001. ******* Filed as Exhibit to Form 10-KSB, filed April 17, 2001.

UNDERTAKINGS

      (a) The undersigned Registrant hereby undertakes that it will:

            (1) File, during any period in which it offers or sells securities, a post-effective amendment to:

                  (i) Include any prospectus required by Section 10(a)(3) of the
            Securities Act of 1933 (the "Securities Act");

                  (ii) Reflect in the prospectus any facts or events which,
            individually or together, represent a fundamental change in the information in the registration statement;

                  (iii) Include any additional or changed material information on the plan of distribution.

            PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
            Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration Statement.

            (2) For determining any liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

            (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Grand Prairie, State of Texas, on August 1, 2001.

ACHIEVEMENT TEC HOLDINGS, INC.


BY: \S\ MILTON S. COTTER
    --------------------
NAME:  Milton S. Cotter
TITLE: President and Director

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature                     Title                               Date


\S\ MILTON S. COTTER          Principal Executive Officer         August 1, 2001
--------------------          and Director
Milton S. Cotter


\S\ RICHARD BERMAN
--------------------
Richard Berman                Director                            August 1, 2001


\S\ ERIC COTTER
--------------------
Eric Cotter                   Principal Financial Officer,        August 1, 2001
                              Principal Accounting Officer
                              and Director



--------------------
Neil Powell                   Director                            ________, 2001



-------------------
Mary Jo Zandy                 Director                            ________, 2001